PROSPECTUS SUPPLEMENT (to Prospectus dated July 2, 2020)	Filed Pursuant to Rule 424(b)(5) Registration No. 333-239305

$100,000,000

Customers Bancorp, Inc.

2.875% Fixed-to-Floating Rate Senior Notes due 2031

___________________________________

We are offering $100,000,000  aggregate principal amount of 2.875% Fixed-to-Floating Rate Senior Notes due 2031, or the notes. The notes will mature on August 15, 2031, unless earlier redeemed by us. From and including August 6, 2021, the date of original issuance, to, but excluding, August 15, 2026, or the date of early redemption, the notes will bear interest at a fixed rate of 2.875% per annum, payable semiannually in arrears on February 15 and August 15 of each year, commencing on February 15, 2022. From and including August 15, 2026, to, but excluding the maturity date, or the date of early redemption, the notes will bear interest at a floating rate per annum equal to a benchmark rate (which is expected to be Three-Month Term SOFR (as defined herein)) plus a spread of 235 basis points, payable quarterly in arrears on February 15, May 15, August 15, and November 15  of each year, commencing on August 15, 2026. Notwithstanding the foregoing, in the event that benchmark rate is less than zero, then the benchmark rate shall be deemed to be zero.

We may, at our option, beginning on August 15, 2026, and on any interest payment date thereafter, redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to but excluding the date of redemption. Any partial redemption will be made pro rata among all of the holders of the notes. The notes will not be convertible or exchangeable, subject to repayment at the option of the holder prior to maturity or entitled to any sinking fund.

The notes will be unsecured obligations of ours and will rank equally with all our existing and future unsecured senior indebtedness, will be effectively subordinated to any of our secured indebtedness, structurally subordinated to the existing and future indebtedness and any preferred equity of our subsidiaries and senior in right of payment to any of our existing or future obligations that are by their terms expressly subordinated or junior in right of payment to the notes. The notes will be obligations of Customers Bancorp, Inc. only and will not be obligations of, and will not be guaranteed by, any of our subsidiaries.

Because we are a holding company, our cash flows and consequent ability to service our obligations, including the notes and our other debt securities, are dependent on distributions and other payments to us by our subsidiaries, and funds raised from borrowings or in the capital markets. Accordingly, our right to receive any assets of our subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of creditors and any preferred equity holders of our subsidiaries.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

	Per Note	Total
Public offering price(1)	100.00%	$100,000,000
Underwriting discount and commissions(2)	1.00%	$1,000,000
Proceeds, before offering expenses, to us	99.00%	$99,000,000

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(1)	Plus accrued interest, if any, from and including the original issue date.
(2)	We will also reimburse the underwriters for certain expenses incurred in this offering. See the section of this prospectus supplement entitled “Underwriting” for details.

The underwriters expect to deliver the notes to investors in book-entry only form on or about August 6, 2021, which is the third business day following the date of pricing of the notes (such settlement being referred to as “T+3”). See “Underwriting” beginning on page S-48 of this prospectus supplement for details.

Investing in the notes involves risks, including that the interest rate on the notes during the floating rate period may be determined based on a rate other than Three-Month Term SOFR. See “Risk Factors” beginning on page S-13 of this prospectus supplement, as well as those risk factors contained in the accompanying prospectus and our Annual Report on Form 10-K for the year ended December 31, 2020 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 filed with the Securities and Exchange Commission, which we refer to as the SEC, which are incorporated by reference herein, to read about other risk factors you should consider before making a decision to invest in the notes.

The notes are not savings accounts, deposits or other obligations of our bank or non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation, or the FDIC, or any other government agency or public or private insurer.

None of the SEC, any state securities commission, the Board of Governors of the Federal Reserve System, the FDIC or any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Sole Book-Running Manager
Keefe, Bruyette & Woods A Stifel Company

Co-Managers
Hovde Group, LLC	Wedbush Securities

__________________________

The date of this prospectus supplement is August 3, 2021.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also supplements and, in certain cases, updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. You should read and consider all of the information included in this prospectus supplement, the accompanying prospectus and any free writing prospectus filed by us with the SEC relating to this offering in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information” in this prospectus supplement.

If the information set forth in this prospectus supplement differs from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement. Similarly, if the information set forth in this prospectus supplement differs from the information contained in any document incorporated by reference, then you should rely on the information set forth in the more recent document.

You should not consider any information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in the notes. We are not making any representation to you regarding the legality of an investment in the notes by you under applicable investment or similar laws.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus filed by us with the SEC relating to this offering. This prospectus supplement may be used only for the purpose for which it has been prepared. No one is authorized to give any information or to make any representation other than as contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus filed by us with the SEC relating to this offering. We have not, and the underwriter has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

This prospectus supplement, the accompanying prospectus and any free writing prospectus do not constitute an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase, any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or any free writing prospectus filed by us with the SEC relating to this offering or any document incorporated by reference herein or therein is accurate as of any date other than the date of the document containing such information, regardless of the time of delivery of this prospectus supplement and any sale of the notes. Our business, financial condition, liquidity, results of operations and prospects may have changed since that date.

All references in this prospectus supplement and the accompanying prospectus to “Customers Bancorp,” “Customers,” the “Company,” “we,” “us,” “our,” or similar references refer to Customers Bancorp, Inc., and its subsidiaries on a consolidated basis, except where the context otherwise requires or as otherwise indicated.

S-ii

EXTENDED SETTLEMENT

We expect that delivery of the notes will be made against payment therefor on or about August 6, 2021, which will be the third business day following the date of pricing of the notes, or “T+3.” Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to delivery of the notes will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

S-iii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking information within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements relate to future events or future predictions, including events or predictions relating to future financial performance, and are generally identifiable by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “plan,” “intend,” or “anticipate” or the negative thereof or comparable terminology. Forward-looking statements reflect numerous assumptions, estimates and forecasts as to future events. No assurance can be given that the assumptions, estimates and forecasts underlying such forward-looking statements will accurately reflect future conditions, or that any guidance, goals, targets or projected results will be realized. The assumptions, estimates and forecasts underlying such forward-looking statements involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions, which may not be realized and which are inherently subject to significant business, economic, competitive and regulatory uncertainties and known and unknown risks, including the risks described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, as such factors may be updated from time to time in our filings with the SEC. Our actual results may differ materially from those reflected in the forward-looking statements.

In addition to the risks described under “Risk Factors” in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein, other important factors to consider and evaluate with respect to such forward-looking statements include:

•	the impact of COVID-19 on the U.S. and global economies, including business disruptions, reductions in employment and an increase in business failures, specifically among our clients;
•	a prolonged downturn in the economy, particularly in the geographic areas in which we do business, or an unexpected decline in real estate values within our market areas;
•	the impact of COVID-19 on our team members and our ability to provide services to our clients and respond to their needs;
•	the impact of forbearances or deferrals we are required to provide or that we agree to as a result of customer requests and/or government actions, including, but not limited to our potential inability to fully recover deferred payments from the borrower or the collateral;
•	potential claims, damages, penalties, fines and reputational damage arising from litigation and regulatory and government actions relating to our participation in and execution of government programs related to the COVID-19 pandemic or as a result of our action in response to, or failure to implement or effectively implement, applicable federal, state and local laws, rules or executive orders requiring that we grant forbearances or not act to collect amounts due under our loans;
•	the effects of any changes in accounting policies and practices, as may be adopted by the regulatory agencies, Financial Accounting Standards Board and other accounting standard setters;
•	changes in external competitive market factors that might impact our results of operations;
•	changes in laws and regulations, including, without limitation, changes in capital requirements under Basel III;
•	the extensive federal and state regulation, supervision and examination governing almost every aspect of our operations and potential expenses associated with complying with such regulations;
•	the potential effects of heightened regulatory requirements applicable to banks with assets in excess of $10 billion;
•	changes in our business strategy or an inability to execute our strategy due to the occurrence of unanticipated events;
•	our ability to identify potential candidates for, and consummate, acquisition or investment transactions;
•	the timing of acquisition, investment or disposition transactions;
•	constraints on our ability to consummate an attractive acquisition or investment transaction because of significant competition for those opportunities;
•	local, regional and national economic conditions and events and the impact they may have on us and our customers;
•	costs and effects of regulatory and legal developments, including the results of regulatory examinations and the outcome of regulatory or other governmental inquiries and proceedings, such as fines or restrictions on our business activities;
•	our ability to attract deposits and other sources of liquidity;
•	changes in the financial performance and/or condition of our borrowers;

S-iv

•	changes in the level of non-performing and classified assets and charge-offs, which may require us to increase our allowance for credit losses, charge off loans and leases and incur elevated collection and carrying costs related to such non-performing assets;
•	changes in estimates of our future loss reserve requirements under CECL based upon our periodic review thereof under relevant regulatory and accounting requirements;
•	inflation, interest rate, securities market and monetary fluctuations;
•	the planned phasing out of London interbank offered rate, or LIBOR, as a benchmark reference rate, and the transition to an alternative reference interest rate, including methodologies for calculating the rate that are different from the LIBOR methodology and changed language for existing and new floating or adjustable rate contracts;
•	timely development and acceptance of new banking products and services and perceived overall value of these products and services by users;
•	changes in consumer spending, borrowing and saving habits;
•	technological changes;
•	system failures or cybersecurity incidents or other breaches of our network security, particularly given widespread remote working arrangements;
•	our ability to successfully implement our growth strategy, control expenses and maintain liquidity;
•	continued volatility in the credit and equity markets and its effect on the general economy;
•	the businesses of Customers Bank and any acquisition targets or merger partners and subsidiaries not being integrated successfully or such integration being more difficult, time-consuming or costly than expected;
•	material differences in the actual financial results of merger and acquisition activities compared with our expectations, such as with respect to the full realization of anticipated cost savings and revenue enhancements within the expected time frame;
•	regulatory limits on our ability to receive dividends from our subsidiaries and pay dividends to our shareholders;
•	risks related to planned changes in our balance sheet, including our ability to:
• reduce the size of our multi-family portfolio;
• execute our digital distribution strategy;
• manage the risks of change in our loan mix to include a greater portion of consumer loans;
• manage originating, servicing and processing forgiveness of Paycheck Protection Program ("PPP") loans; and
• our ability to earn increased net interest income to recover reduced interchange income due to the loss of the small issuer exemption to the Durbin Amendment; and.
•	any reputation, credit, interest rate, market, operational, litigation, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, or, in the case of other documents referred to herein, the dates of those documents. We do not undertake any obligation to release publicly or otherwise provide any revisions to these forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as may be required under applicable law.

S-v

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus and in the documents we incorporate by reference. This summary does not contain all of the information that you should consider before deciding to invest in the notes. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” sections contained in this prospectus supplement and in the accompanying prospectus and our Annual Report on Form 10-K for the year ended December 31, 2020, as well as our financial statements and the related notes and the other documents incorporated by reference herein, which are described under the heading “Incorporation of Certain Documents by Reference” in this prospectus supplement.

Customers Bancorp, Inc.

Customers Bancorp, Inc. is a bank holding company located in West Reading, Pennsylvania engaged in banking and related businesses through its bank subsidiary, Customers Bank. Customers Bank is a community-based, full-service bank. A member of the Federal Reserve System and with deposits insured by the FDIC, Customers Bank is an equal opportunity lender that provides a range of banking services to small and medium-sized businesses, professionals, individuals and families in Southeastern Pennsylvania (Bucks, Berks, Chester, Philadelphia and Delaware Counties); Rye Brook, New York (Westchester County); Hamilton, New Jersey (Mercer County); Boston, Massachusetts; Providence, Rhode Island; Portsmouth, New Hampshire (Rockingham County); Manhattan and Melville, New York; Washington, D.C.; Chicago, Illinois; and nationally for certain loan and deposit products. The Bank has 12 full-service branches and provides commercial banking products, primarily loans and deposits. In addition, Customers Bank also administratively supports loan and other financial products, including equipment finance leases, to customers through its limited-purpose offices in Boston, Massachusetts; Providence, Rhode Island; Portsmouth, New Hampshire; Manhattan and Melville, New York; Philadelphia and Lancaster, Pennsylvania; Chicago, Illinois, Dallas, Texas and Orlando, Florida. Customers Bank also serves specialty niche businesses nationwide, including its commercial loans to mortgage banking businesses, commercial equipment financing, Small Business Administration (SBA) lending, specialty lending and consumer loans through relationships with fintech companies. At June 30, 2021, Customers Bancorp had total assets of approximately $19.6 billion, total loans and leases, net of the allowance for doubtful accounts (including held-for-sale loans) of $16.8 billion, total deposits of $13.9 billion, and shareholders’ equity of $1.3 billion.

Our principal executive offices are located at 701 Reading Avenue, West Reading, Pennsylvania, 19611. Our telephone number is (610) 993-2000. Our Internet address is www.customersbank.com. We have included our web address as inactive textual references only. Except for our SEC filings specifically incorporated by reference into this prospectus supplement and the accompanying prospectus that are available through our website, or as otherwise expressly stated herein, the information found on, or otherwise accessible through, those websites is not incorporated into, and does not form a part of, this prospectus supplement or the accompanying prospectus or any other report or document we file with or furnish to the SEC.

Recent Developments

On July 28, 2021, we reported net income to common shareholders of $58.0 million, or $1.72 per diluted share, for the quarter ended June 30, 2021, up from net income to common shareholders of $33.2 million, or $1.01 per diluted share from the quarter ended March 31, 2021. Results for the quarter ended March 31, 2021 included a net loss from discontinued operations of $38.0 million, which reduced GAAP earnings by $1.16 per diluted share, resulting from the divestiture of BankMobile Technologies, Inc. (“BMT”) on January 4, 2021.

Net Interest Income

Net interest income totaled $138.8 million in the second quarter of 2021, an increase of $6.0 million from the first quarter of 2021. The change in net interest income was primarily due to a $755.1 million net increase in average interest-earning assets and a decrease in the cost of interest-bearing liabilities. Interest-earning asset growth was driven by increases in consumer loans and the latest round of PPP loans, offset in part by PPP loan forgiveness from the first two rounds, which accelerated the recognition of net deferred loan origination fees, and decreases in commercial loans to mortgage companies and multi-family loans. Compared to the first quarter of 2021, total loan yields in the second quarter of 2021 decreased 28 basis points to 3.74%. This decrease is attributable to lower yields on commercial and industrial loans and leases, increased originations of PPP loans in the latest round of PPP loans and lower forgiveness of PPP loans from the first two rounds, offset in part by higher yields on consumer loans. Total borrowing costs decreased by 23 basis points to 0.77% primarily due to the balance sheet restructuring completed in the first quarter of 2021 and lower utilization of the Federal Reserve Board PPP Liquidity Facility, costing 0.35%, due to PPP loan forgiveness from the first two rounds and excess cash available to fund additional PPP loan originations for the third round of PPP loans. Federal Home Loan Bank advances and federal funds purchased were also paid off during the second quarter of 2021 due to sufficient liquidity.

Provision for Credit Losses/Asset Quality

The provision for credit losses on loans and leases was $3.3 million for the second quarter of 2021, compared to a $2.9 million benefit (release) for the first quarter of 2021. The provision for credit losses on loans and leases for the second quarter of 2021 primarily resulted from an increase in provision for consumer installment loans from continued growth, offset in part by the benefit (release) to the provision for commercial loans resulting from continuing improvement in forecasts of macroeconomic conditions since the fourth quarter of 2020.

The allowance for credit losses on loans and leases totaled $125.4 million, representing 0.9% of total loans and leases receivable at June 30, 2021, compared to 1.0% at March 31, 2021, and 1.3% at June 30, 2020. The allowance for credit losses on loans and leases represented 1.6% of total loans and leases receivable, excluding PPP loans (a non-GAAP measure, see Summary Selected Consolidated Financial Information—Reconciliation of Non-GAAP Financial Measures) at June 30, 2021, compared to 1.7% at March 31, 2021, and 2.2% at June 30, 2020. Non-performing loans at June 30, 2021 were 0.27% of total loans and leases, compared to 0.30% at March 31, 2021 and 0.56% at June 30, 2020.

Net charge-offs were $6.6 million in the second quarter of 2021, down from $12.5 million in the first quarter of 2021 and $10.3 million in the second quarter of 2020. Net charge-offs are predominately related to the consumer installment loan portfolio.

Non-Interest Income

Non-interest income totaled $16.8 million for the second quarter of 2021, a decrease of $1.6 million compared to the first quarter of 2021. The decrease in non-interest income primarily resulted from decreases of $21.8 million in gain on sale of investment securities and $3.0 million in unrealized gain on derivatives, offset in part by a $24.5 million decrease in loss on cash flow hedge derivative terminations recorded in the first quarter of 2021. In the second quarter of 2021, the change in the fair value of foreign equity securities and the sale of the foreign subsidiaries that held those securities resulted in a net loss of $1.1 million.

Non-Interest Expense

Non-interest expense totaled $70.8 million for the second quarter of 2021, an increase of $8.9 million compared to the first quarter of 2021. The increase was primarily due to approximately $2.5 million of compensation expense associated with an executive’s retirement and other one-time benefits, $2.4 million of increased PPP-related costs primarily due to outside professional services used to support the PPP forgiveness process and our participation in the latest round of PPP, increased consumer installment loan servicing expense of $1.0 million, increased stock-based compensation of $0.9 million related to new awards, and a benefit (release) to credit losses for unfunded commitments of $1.3 million recorded in the first quarter of 2021.

Taxes

Income tax expense from continuing operations increased by $2.5 million to $20.1 million in the second quarter of 2021 from $17.6 million in the first quarter of 2021 primarily due to an increase in compensation expense associated with an executive’s retirement that exceeded the limit for tax deduction purposes, along with an increase in projected pre-tax income from continuing operations.

Net Loss from Discontinued Operations

The divestiture of BMT was completed on January 4, 2021, and its historical financial results are presented as discontinued operations in our results of operations for the first and second quarters of 2021.

Financial Condition

Total assets were $19.6 billion at June 30, 2021, an increase of $1.7 billion, or 9.7%, compared to $17.9 billion at June 30, 2020.

Total loans and leases increased $1.7 billion, or 11.0%, to $17.0 billion at June 30, 2021 compared to the year-ago period. PPP loans were $6.3 billion at June 30, 2021, an increase of $1.5 billion compared to the year-ago period, driven by $4.1 billion and $0.2 billion in originations from the latest round and earlier rounds of PPP loans, respectively. This increase in PPP loans was offset by $2.8 billion in forgiveness from the earlier rounds of PPP loans. Additionally, the loan mix improved year-over-year, as commercial and industrial loans and leases increased $233.2 million to $2.3 billion, commercial real estate owner occupied loans increased $108.9 million to $653.6 million, commercial loans to mortgage companies increased $90.1 million to $2.9 billion, and consumer installment loans increased $319.8 million to $1.6 billion. These increases in loans and leases were partially offset by decreases in multi-family loans of $526.1 million to $1.5 billion, decreases in commercial real estate non-owner occupied loans of $55.7 million to $1.2 billion and decreases in residential mortgages of $79.4 million to $273.5 million.

Total deposits increased $2.9 billion, or 26.5%, to $13.9 billion at June 30, 2021 compared to the year-ago period. Total demand deposits increased $2.4 billion, or 51.9%, to $6.9 billion, money market deposits increased $1.5 billion, or 44.2%, to $4.9 billion, and savings deposits increased $287.0 million, or 25.1%, to $1.4 billion. These increases were offset, in part, by a decrease in time deposits of $1.2 billion, or 66.5%, to $627.2 million. The total cost of deposits declined by 44 basis points to 0.47% in the second quarter of 2021 from 0.91% in the year-ago quarter.

Total shareholders’ equity was $1.3 billion at June 30, 2021, an increase of $242.9 million from $1.0 billion at June 30, 2020. The increase was due to the increase in accumulated other comprehensive income reflecting the balance sheet restructuring that occurred in the first quarter of 2021, increases to additional paid in capital resulting from the divestiture of BMT and net income generated since the second quarter of 2020, less preferred stock dividends declared and paid.

Capital

At June 30, 2021, each of Customers Bancorp and Customers Bank was considered “well capitalized” under applicable regulatory capital requirements. At June 30, 2021, Customers Bancorp and Customers Bank had estimated total capital ratios of 13.2% and 13.8%, respectively, Tier 1 capital ratios of 11.4% and 12.4%, respectively, CET1 capital ratios of 9.5% and 12.4%, respectively, and Tier 1 leverage ratios of 8.4% and 9.1%, respectively, as calculated under the Basel III regulatory framework.

As of the date hereof, we have not filed our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021. Accordingly, our results for the second quarter and first six months of 2021 are subject to our completion of our closing and review procedures for the quarter, which may cause changes in the results we report in our Form 10-Q from the preliminary results discussed above. These preliminary results are unaudited and are not necessarily indicative of the results that may be expected for any future period. You should read this information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes to those statements, which are incorporated by reference into this prospectus supplement.

Summary of the Offering

Issuer	Customers Bancorp, Inc.

Securities Offered	$100,000,000 aggregate principal amount of 2.875% fixed-to-floating rate senior notes due 2031.

Maturity Date	August 15, 2031 (the “Maturity Date”), unless earlier redeemed by us.

Issue Date	August 6, 2021.

Price to Public	100% plus accrued interest, if any, from and including August 6, 2021.

Interest Rate	2.875% per annum, from and including August 6, 2021 to but excluding August 15, 2026, payable semiannually in arrears (the “fixed rate period”). From and including August 15, 2026 to but excluding the Maturity Date or earlier redemption date (the “floating rate period”), the interest rate shall reset quarterly at an annual floating rate equal to the benchmark rate (which is expected to be Three-Month Term SOFR), plus a spread of 235 basis points, payable quarterly in arrears. Notwithstanding the foregoing, if the benchmark is less than zero, the benchmark rate shall be deemed to be zero.

For each interest period during the floating rate period when the Benchmark is Three-Month Term SOFR, “Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any floating rate period, as determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions (each as defined under “Description of Notes—Interest” in this prospectus supplement).

If the calculation agent determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined under “Description of Notes” in this prospectus supplement) have occurred with respect to the then-current Benchmark, then the provisions under “Description of Notes—Effect of Benchmark Transition Event,” which are referred to herein as the “benchmark transition provisions,” will thereafter apply to all determinations of the interest rate on the notes for each interest period during the floating rate period. In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the notes for each interest period during the floating rate period will be an annual rate equal to the Benchmark Replacement (as defined under “Description of Notes” in this prospectus supplement) plus 235 basis points.

Ranking	The notes will be unsecured obligations of Customers Bancorp and will rank equally with all of its existing and future unsecured senior indebtedness, will be effectively subordinated to any of Customer Bancorp’s secured indebtedness, structurally subordinated to the existing and future indebtedness and any preferred equity of its subsidiaries and senior in right of payment to any of its existing or future obligations that are by their terms expressly subordinated or junior in right of payment to the notes. As of June 30, 2021, Customers Bancorp had $124.2 million of outstanding unsecured debt and no outstanding secured debt and our subsidiaries had direct principal borrowings and deposit liabilities of approximately $17.9 billion and no preferred equity.

The notes are not savings accounts or deposits and they are not insured or guaranteed by the United States, the FDIC, or any other government agency or fund of the United States.

Interest Payment Dates	February 15 and August 15 of each year to but excluding August 15, 2026 (each, a “fixed rate interest payment date”) and quarterly thereafter on February 15, May 15, August 15, and November 15 of each year through the maturity date or earlier redemption date (each, a “floating rate interest payment date” and, together with the fixed rate interest payment dates, the “interest payment dates”). The first interest payment will be made on February 15, 2022. The last fixed rate interest payment date for the fixed rate period will be August 15, 2026.

Record Dates	Interest on the notes will be payable to the holder of record as of the close of business on February 1 and August 1 (whether or not a business day) immediately preceding the applicable interest payment date through August 15, 2026. Thereafter, through the Maturity Date or earlier redemption date, interest on the notes will be payable to the holder of record as of the close of business on February 1, May 1, August 1, and November 1 of each year (whether or not a business day) immediately preceding the applicable interest payment date.

Redemption	We may, at our option, beginning with the interest payment date of August 15, 2026, and on any interest payment date thereafter, redeem the notes, in whole or in part, from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the date of redemption. The notes will not be subject to repayment at the option of the holder at any time prior to maturity.

Sinking Fund	There is no sinking fund for the notes.

Future Issuance	We may, from time to time, without notice to or consent of the holders, increase the aggregate principal amount of the notes outstanding by issuing additional notes in the future with the same terms as the notes, except for the issue date and offering price, and such additional notes shall be consolidated with the notes issued in this offering and form a single series.

Listing	Currently, there is no public market for the notes. We do not intend to apply for listing of the notes on any securities exchange or automated dealer quotation system.

Use of Proceeds	We expect to receive net proceeds from this offering of approximately $98,650,000 after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds to fund the redemption of all of our outstanding Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C and all of our outstanding Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D. We intend to use any remaining proceeds following the redemptions for general corporate purposes, which may include working capital, repaying indebtedness and providing capital to Customers Bank. The amounts we actually expend for any purpose may vary significantly depending upon numerous factors, including assessments of potential market opportunities and competitive developments. See “Use of Proceeds” in this prospectus supplement.

Tax Considerations	You should carefully review the section “Certain Material United States Federal Income Tax Considerations” in this prospectus supplement and discuss the tax consequences of your particular situation with your tax advisor.

ERISA Considerations	For a discussion of certain prohibited transactions and fiduciary duty issues pertaining to purchases by or on behalf of an employee benefit plan, you should review the section “Certain ERISA Considerations” in this prospectus supplement.

Global Note; Book-Entry System	The notes offered hereby will be issued only in fully registered form without interest coupons and in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The notes offered hereby will be evidenced by a global note deposited with the trustee under the indenture for the notes, as custodian for the Depository Trust Company (“DTC”). Beneficial interests in the global note will be shown on, and transfers of those beneficial interest can only be made through, records maintained by DTC and its participants. See “Description of Notes—Form, Denomination, Transfer, Exchange and Book-Entry Procedures” in this prospectus supplement.

Risk Factors	See “Risk Factors” beginning on page S-13 of this prospectus supplement, as well as those risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2020 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, and other information included or incorporated by reference in this prospectus supplement for a discussion of factors you should consider carefully before making a decision to invest in the notes.

Indenture	We will issue the notes under an indenture dated as of July 13, 2013 and a fourth supplemental indenture dated on or about August 6, 2021, which we refer to herein collectively as the Indenture, between us and Wilmington Trust, National Association, as the Trustee.

Trustee	Wilmington Trust, National Association.

Calculation Agent	We will appoint a calculation agent for the notes prior to the commencement of the floating rate period. We will act as the initial calculation agent.

Governing Law	The Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York. The Indenture will be subject to the provisions of the Trust Indenture Act of 1939, as amended, which we refer to herein as the Trust Indenture Act.

SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table shows our selected historical consolidated financial data as of and for the periods indicated. The selected historical consolidated financial data as of and for each of the five years ended December 31, 2020, 2019, 2018, 2017 and 2016 have been derived from our audited consolidated financial statements. The selected historical consolidated financial data as of and for the three months ended March 31, 2021 and March 31, 2020 have been derived from our unaudited financial statements, which include, in the opinion of our management, all adjustments, consisting of normal recurring adjustments, necessary to present fairly our results of operations and financial position for the periods and dates presented. Interim results are not necessarily indicative of the results to be expected for the entire fiscal year.

The selected historical financial data should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited consolidated financial statements and related notes in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, each incorporated by reference herein. Our historical results are not necessarily indicative of future operating results. See “Incorporation of Certain Documents by Reference.”

On January 4, 2021, we completed our divestiture of BankMobile Technologies, Inc. (“BMT”), the technology arm of our BankMobile segment. The financial information presented below for the fiscal years ended December 31, 2020, 2019, 2018, 2017 and 2016 include the financial results, assets and liabilities of the BankMobile segment. Because this financial information does not give pro forma effect to the divestiture of BMT, the financial results reflected in this section for those fiscal years may not be indicative of our results going forward. Following the completion of the divestiture of BMT, BankMobile’s serviced deposits and loans and related net interest income have been combined with the financial condition and the results of operations of the Customers Bank Business Banking segment as a single reportable segment. The information presented below for the quarters ended March 31, 2021 and March 31, 2020 presents the financial information of the BankMobile segment as discontinued operations.

	As of and for the Year Ended December 31,
(In thousands, except per share data)	2020	2019	2018	2017	2016
Summary of operations
Interest income	$543,304	$463,739	$417,951	$372,850	$322,539
Interest expense	139,616	186,429	160,074	105,507	73,042
Net interest income	403,688	277,310	257,877	267,343	249,497
Provision for credit losses for loans and leases	62,744	24,227	5,642	6,768	3,041
Noninterest income	101,734	80,938	58,998	78,910	56,370
Noninterest expense	266,690	231,901	220,179	215,606	178,231
Income before income taxes	175,958	102,120	91,054	123,879	124,595
Income tax expense	43,380	22,793	19,359	45,042	45,893
Net income	132,578	79,327	71,695	78,837	78,702
Preferred stock dividends	14,041	14,459	14,459	14,459	9,515
Net income available to common shareholders	$118,537	$64,868	$57,236	$64,378	$69,187
Earnings per common share
Basic earnings per common share	$3.76	$2.08	$1.81	$2.10	$2.51
Diluted earnings per common share	$3.74	$2.05	$1.78	$1.97	$2.31
Average common shares outstanding - basic	31,507	31,184	31,570	30,659	27,596
Average common shares outstanding - diluted	31,728	31,646	32,233	32,597	30,014

	As of and for the Year Ended December 31,
(In thousands, except per share data)	2020	2019	2018	2017	2016
Selected year-end balances
Total assets	$18,439,248	$11,520,717	$9,833,425	$9,839,555	$9,382,736
Cash and cash equivalents	693,354	212,505	62,135	146,323	264,709
Investment securities available for sale, at fair value	1,210,285	595,876	665,012	471,371	493,474
Loans held for sale	79,086	486,328	1,507	146,077	695
Loans receivable, mortgage warehouse, at fair value	3,616,432	2,245,758	1,405,420	1,793,408	2,116,815
Loans receivable, PPP	4,561,365	—	—	—	—
Loans and leases receivable	7,575,368	7,318,988	7,138,074	6,768,258	6,154,637
Total loans and leases	15,832,251	10,051,074	8,545,001	8,707,743	8,272,147
Allowance for credit losses on loans and leases	(144,176)	(56,379)	(39,972)	(38,015)	(37,315)
Noninterest-bearing demand deposits	2,356,998	1,343,391	1,122,171	1,052,115	966,058
Interest-bearing demand deposits	2,384,691	1,235,292	803,948	523,848	339,398
Savings deposits	1,314,817	919,214	384,545	38,838	44,215
Money market deposits	4,601,492	3,482,505	3,097,391	3,279,648	3,122,343
Time deposits	651,931	1,668,534	1,734,181	1,905,693	2,831,761
Total deposits	11,309,929	8,648,936	7,142,236	6,800,142	7,303,775
Total borrowings(1)	5,820,447	1,692,745	1,667,918	2,062,237	1,147,706
Shareholders’ equity	1,117,086	1,052,795	956,816	920,964	855,872

Selected financial ratios
Return on average assets	0.85%	0.74%	0.69%	0.77%	0.86%
Return on average common equity	14.55%	8.30%	7.90%	9.38%	12.41%
Book value per common share	$28.37	$26.66	$23.85	$22.42	$21.08
Tangible book value per common share(2)	$27.92	$26.17	$23.32	$21.90	$20.49
Net interest margin, tax equivalent(2)	2.71%	2.75%	2.58%	2.73%	2.84%
Equity to assets	6.06%	9.14%	9.73%	9.36%	9.12%
Tangible common equity to tangible assets	4.8%	7.13%	7.36%	7.00%	6.63%
Annualized net charge-offs to average loans and leases receivable(3)	0.41%	0.08%	0.05%	0.09%	0.03%

(1) Borrowings include Federal Reserve Bank advances, Federal funds purchased, Federal Home Loan Bank, or FHLB, advances, subordinated debt, and other borrowings.
(2) Non-GAAP measure. Please refer to the reconciliation schedules that follow this schedule.
(3) Excludes loans receivable, mortgage warehouse, at fair value, loans held for sale, and loans receivable, PPP, all of which are not evaluated for impairment and do not have an allowance for credit losses on loans and leases.

	As of and for the Three Months Ended March 31,
(In thousands, except per share data)	2021	2020
Summary of operations
Interest income	$161,115	$125,343
Interest expense	28,384	44,022
Net interest income	132,731	81,321
Provision (benefit) for credit losses for loans and leases	(2,919)	31,786
Noninterest income	18,468	11,160
Noninterest expense	61,927	48,967
Income before income taxes	92,191	11,728
Income tax expense	17,560	3,274
Net income from continuing operations	74,361	8,454
Loss from discontinued operations before income taxes	(20,354)	(6,722)
Income tax expense (benefit) from discontinued operations	17,862	(1,368)
Net loss from discontinued operations	(38,036)	(5,354)
Net income	36,595	3,100
Preferred stock dividends	3,391	3,615
Net income (loss) available to common shareholders	$33,204	$(515)
Earnings per common share
Basic earnings (loss) per common share from continuing operations	$2.23	$0.15
Basic earnings (loss) per common share	$1.04	$(0.02)
Diluted earnings (loss) per common share from continuing operations	$2.17	$0.15
Diluted earnings (loss) per common share	$1.01	$(0.02)
Average common shares outstanding - basic	31,884	31,391
Average common shares outstanding - diluted	32,842	31,391

	As of and for the Three Months Ended March 31,
(In thousands, except per share data)	2021	2020
Selected year-end balances
Total assets	$18,817,660	$12,018,799
Cash and cash equivalents	515,364	256,232
Investment securities available for sale, at fair value	1,441,904	712,657
Loans held for sale	46,106	450,157
Loans receivable, mortgage warehouse, at fair value	3,407,622	2,518,012
Loans receivable, PPP	5,178,089	0
Loans and leases receivable	7,536,489	7,353,262
Total loans and leases	16,168,306	10,321,431
Allowance for credit losses on loans and leases	(128,736)	(149,283)
Noninterest-bearing demand deposits	2,687,628	1,435,151
Interest-bearing demand deposits	3,228,941	1,577,034
Savings deposits	1,483,482	1,168,121
Money market deposits	4,406,508	2,833,990
Time deposits	665,881	1,399,347
Total deposits	12,472,440	8,413,643
Total borrowings(1)	4,804,758	2,444,917
Shareholders’ equity	1,188,721	964,636
Selected financial ratios
Return on average assets	0.80%	0.11%
Return on average common equity	14.66%	-0.26%
Book value per common share	$30.13	$23.74
Tangible book value per common share(2)	$30.01	$23.27
Net interest margin, tax equivalent(2)	3.00%	2.99%
Equity to assets	6.32%	8.03%
Tangible common equity to tangible assets	5.14%	6.10%
Annualized net charge-offs to average loans and leases receivable(3)	0.33%	0.79%

(1) Borrowings include Federal Reserve Bank advances, Federal funds purchased, FHLB advances, subordinated debt, and other borrowings.
(2) Non-GAAP measure. Please refer to the reconciliation schedules that follow this schedule.
(3) Excludes loans receivable, mortgage warehouse, at fair value, loans held for sale, and loans receivable, PPP, all of which are not evaluated for impairment and do not have an allowance for credit losses on loans and leases.

Reconciliation of Non-GAAP Financial Measures
	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
(In thousands, except per share data)	2021	2020	2020	2019	2018	2017	2016
Total shareholders’ equity (GAAP)	$1,188,721	$964,636	$1,117,086	$1,052,795	$956,816	$920,964	$855,872
Less: goodwill and other intangibles	(3,911)	(14,870)	(14,298)	(15,195)	(16,499)	(16,295)	(17,621)
Less: preferred stock	(217,471)	(217,471)	(217,471)	(217,471)	(217,471)	(217,471)	(217,471)
Tangible common equity (Non-GAAP)	$967,339	$732,295	$885,317	$820,129	$722,846	$687,198	$620,780
Shares outstanding	32,239	31,470	31,705	31,337	31,003	31,383	30,290
Book value per common share (GAAP)	$30.13	$23.14	$28.37	$26.66	$23.85	$22.42	$21.08
Less: effect of excluding intangible assets	(0.12)	(0.47)	(0.45)	(0.49)	(0.53)	(0.52)	(0.59)
Tangible book value per common share (Non-GAAP)	$30.01	$23.27	$27.92	$26.17	$23.32	$21.90	$20.49
Total assets (GAAP)	$18,817,660	$12,018,799	$18,439,248	$11,520,717	$9,833,425	$9,839,555	$9,382,736
Less: goodwill and other intangibles	(3,911)	(14,870)	(14,298)	(15,195)	(16,499)	(16,295)	(17,621)
Total tangible assets (Non-GAAP)	$18,813,749	$12,003,929	$18,424,950	$11,505,522	$9,816,926	$9,823,260	$9,365,115
Equity to assets (GAAP)	6.32%	8.03%	6.06%	9.14%	9.73%	9.36%	9.12%
Tangible common equity to tangible assets (Non-GAAP)	5.14%	6.10%	4.80%	7.13%	7.36%	7.00%	6.63%
(Dollars in thousands)
Net interest income (GAAP)	$132,731	$81,321	$403,688	$277,310	$257,877	$267,343	$249,497
Tax-equivalent adjustment	292	205	874	734	685	645	390
Net interest income tax equivalent (Non-GAAP)	$133,023	$81,526	$404,562	$278,044	$258,562	$267,988	$249,887
Average total interest earning assets	$17,943,944	$10,976,731	$14,933,317	$10,123,708	$10,011,799	$9,820,762	$8,791,304
Net interest margin (GAAP)	3.00%	2.98%	2.70%	2.74%	2.58%	2.72%	2.84%
Net interest margin, tax equivalent (non-GAAP)	3.00%	2.99%	2.71%	2.75%	2.58%	2.73%	2.84%

RISK FACTORS

An investment in the notes involves substantial risks. In consultation with your own advisors, you should carefully consider, among other matters, the factors set forth below and in the accompanying prospectus as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether an investment in the notes is suitable for you. In particular, you should carefully consider, among other things, the factors described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, and any reports we file with the SEC in the future, which may amend, supplement or supersede those factors. If any of the risks contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus develop into actual events, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected, the price of the notes could decline and you may lose all or part of your investment. Some statements in this prospectus supplement, including statements in the following risk factors, constitute forward-looking statements. See the “Cautionary Note Regarding Forward-Looking Statements” sections in this prospectus supplement and in the accompanying prospectus.

Risks Related to Our Business

For a discussion of risks applicable to our business and operations, please refer to the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, and the other reports we have filed or may in the future file with the SEC, which may amend, supplement or supersede the information contained in those “Risk Factors” sections, each of which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

Risks Related to this Offering and the Notes

Although the notes are “senior notes,” they will be effectively subordinated to any of our secured indebtedness, are obligations of Customers Bancorp, Inc. and not obligations of Customers Bank or any of our other subsidiaries and are structurally subordinated to all indebtedness of our subsidiaries, including Customers Bank, and creditors of our subsidiaries will have priority as to our subsidiaries’ assets. Effective and structural subordination increases the risk that we will be unable to meet our obligations on the notes when they mature.

The notes are unsecured and therefore will effectively be subordinated to any secured indebtedness we currently have outstanding or may incur in the future, to the extent of the value of the assets securing such indebtedness. As of June 30, 2021, we had no outstanding secured debt. In the event of a bankruptcy or similar proceeding involving us, any of our assets which serve as collateral for any secured indebtedness will be available to satisfy the obligations under such secured indebtedness before any payments are made on the notes.

The notes are obligations of Customers Bancorp, Inc. and not obligations of, or guaranteed by, Customers Bank or any of our other subsidiaries or any third party. As a result, our right and the rights of our creditors, including holders of the notes, to participate in any distribution of assets of any of our subsidiaries upon its liquidation, reorganization or otherwise would be subject to the prior claims of creditors and of preferred equity holders (if any) of the subsidiaries. In the event of any such distribution of assets of Customers Bank, the claims of depositors and other general or subordinated creditors of Customers Bank would be entitled to priority over the claims of ours or holders of the notes. Accordingly, the notes are structurally subordinated to all of the existing and future liabilities and obligations of our subsidiaries. Claims on Customers Bank by creditors other than us include those by holders of our long-term debt and there are substantial obligations with respect to deposit liabilities and federal funds purchased, other short-term borrowings and various other financial obligations. As of June 30, 2021, we had $124.2 million of senior indebtedness outstanding, and Customers Bank had $14.0 billion of deposits, $3.9 billion of Federal Reserve Paycheck Protection Program Liquidity Facility advances and $109.2 million in subordinated notes to which the notes will be structurally subordinated. The Indenture does not limit the amount of indebtedness, deposits or other liabilities of Customers Bank or any of our other subsidiaries, all of which would rank structurally senior to the notes. Any additional indebtedness or deposits or other liabilities of our subsidiaries, or any preferred equity that our subsidiaries may issue, may adversely affect our ability to pay our obligations on the notes.

There are limited covenants in the Indenture

The covenants in the Indenture governing the notes are limited. In addition to our currently outstanding indebtedness and any additional indebtedness we may incur pursuant to this offering, we and our subsidiaries may incur additional debt or other liabilities, including additional senior debt, under the Indenture. If we incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. We and our subsidiaries have substantial indebtedness outstanding. Our indebtedness, including the indebtedness we or our subsidiaries may incur in the future, could have important consequences for the holders of the notes, including:

•	limiting our ability to satisfy our obligations with respect to the notes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

•	requiring a substantial portion of our cash flow from operations for the payment of principal of, and interest on, our indebtedness and thereby reducing our ability to use our cash flow to fund working capital, capital expenditures and general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

•	putting us at a disadvantage compared to competitors with less indebtedness.

The Indenture does not limit the incurrence of additional indebtedness by us or our subsidiaries. In addition, we are not restricted under the Indenture from granting security interests in our assets, except to the extent described under “Description of Notes — Merger, Consolidation, Sale, Lease or Conveyance” and “— Certain Covenants” in this prospectus supplement, or from paying dividends or issuing or repurchasing securities. Any secured indebtedness that we issue would be effectively senior to the notes to the extent of the value of the collateral securing such indebtedness.

Moreover, the Indenture does not require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we experience material adverse changes in our financial condition, liquidity or results of operations. Holders of the notes also are not protected under the Indenture in the event of a highly leveraged transaction, reorganization, default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect you, except to the extent described under “Description of Notes—Merger, Consolidation, Sale, Lease or Conveyance” and “Description of Notes—Certain Covenants” in this prospectus supplement.

As a result, the terms of the Indenture do not protect you in the event of an adverse change in our financial condition or results of operations, and you should not consider the terms of the Indenture to be a significant factor in evaluating whether we will be able to comply with our obligations under the notes.

We are a bank holding company, and banking laws and regulations could limit our access to funds from Customers Bank with the result that we may not have access to sufficient cash to make principal and interest payments on our debt obligations, including the notes.

The notes will be exclusively the obligations of Customers Bancorp and not those of our subsidiaries. We are a Pennsylvania registered bank holding company currently regulated by the Federal Reserve, and almost all of our operating assets are owned by Customers Bank. We rely primarily on dividends from Customers Bank to pay cash dividends to our preferred shareholders, to pay principal and interest on our debt obligations and for distributions, if any, to our shareholders or to repurchase shares. The Federal Reserve regulates all capital distributions, such as dividends, by Customers Bank directly or indirectly to us. Generally, Customers Bank is required to pay dividends only from current earnings and from funds lawfully available, and cannot pay dividends in excess of its current year’s earnings, plus the last two years’ earnings, without prior Federal Reserve approval. The total amount available for payment of dividends by Customers Bank to us was approximately $122.9 million as of June 30, 2021, based on Customers Bank maintaining sufficient capital to be considered well capitalized and other regulatory restrictions on subsidiary bank dividend payments. During the year ended December 31, 2020, Customers Bank paid dividends of $65.0 million to us.

In addition, Customers Bank may not pay dividends to us if, after paying those dividends, it would fail to meet the required minimum levels under risk-based capital guidelines and the minimum leverage and tangible capital ratio requirements or the Federal Reserve notified Customers Bank that it was in need of more than normal supervision. Under the prompt corrective action provisions of the Federal Deposit Insurance Act, or the FDIA, an insured depository institution such as Customers Bank is prohibited from making a capital distribution, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized” (as such term is used in the FDIA). Payment of dividends by Customers Bank also may be restricted at any time at the discretion of the Federal Reserve if it deems the payment to constitute an unsafe or unsound banking practice.

Furthermore, capital standards imposed on us and similarly situated institutions have been and continue to be refined by bank regulatory agencies. Deterioration of economic conditions and further changes to regulatory guidance could result in revised capital standards that may indicate the need for us or Customers Bank to maintain greater capital positions, which could lead to limitations in dividend payments to us by Customers Bank.

In addition to regulatory restrictions on the payment of dividends, Customers Bank is subject to certain restrictions imposed by federal law on any extensions of credit it makes to its affiliates and on investments in stock or other securities of its affiliates. We are considered an affiliate of Customers Bank. These restrictions prevent affiliates of Customers Bank, including us, from borrowing from Customers Bank, unless various types of collateral secure the loans. Federal law limits the aggregate amount of loans to and investments in any single affiliate to 10% of Customers Bank’s capital stock and surplus and also limits the aggregate amount of loans to and investments in all affiliates to 20% of Customers Bank’s capital stock and surplus. As of June 30, 2021, a maximum of approximately $135.4 million was available to us from Customers Bank pursuant to these limitations.

There can be no assurance that Customers Bank will be able to pay dividends at past levels, or at all, in the future. If we do not receive sufficient cash dividends or are unable to borrow from Customers Bank, then we may not have sufficient funds to service our debt obligations, including our obligations under the notes.

If there is an event of default, holders of the notes will have limited rights, including limited rights of acceleration.

For all types of default (including default in the payment of principal or interest on the notes or in the performance of any of our other obligations under the notes), other than a default relating to bankruptcy, insolvency, reorganization or similar events of Customers Bancorp, the principal amount of the notes can only be accelerated by the Trustee or the holders of at least 25% in principal amount of the then outstanding notes. If an event of default relating to bankruptcy, insolvency, reorganization or similar events occurs with respect to Customers Bancorp, the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

Our business operations may not generate the cash needed to service our indebtedness.

Our ability to make payments on and/or to refinance our indebtedness, including the notes, will depend on our financial and operating performance, including dividends payable to us from Customers Bank, which are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal and interest on our indebtedness, including the notes. If our cash flows and capital resources, and dividends from Customers Bank, are insufficient to fund our debt service obligations, we may be unable to obtain new means of financing to fund our obligations and otherwise implement our business plans, or to pay the principal and interest on the notes. In the absence of operating results providing us with sufficient cash flow, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations, or seek to restructure our indebtedness, including the notes. We may not be able to consummate these transactions, and these proceeds may not be adequate to meet our debt service obligations as they become due.

Because the notes may be redeemed at our option under certain circumstances prior to their maturity, you may be subject to reinvestment risk.

We may redeem the notes at our option beginning with the interest payment date of , 2026 and on any interest payment date thereafter. In the event that we redeem the notes, holders of the will receive only the principal amount of the notes plus any accrued and unpaid interest to, but excluding, such the redemption date. If we redeem the notes, holders of the notes will not have the opportunity to continue to accrue and be paid interest to the stated maturity date. Any such redemption may have the effect of reducing the income or return that you may receive on an investment in the notes by reducing the term of the investment. If this occurs, you may not be able to reinvest the proceeds in a similar security or in securities with an equivalent level of risk that bears comparable interest rates or yields. You should not expect us to redeem any notes when they first become redeemable or on any particular date thereafter. See “Description of Notes—Redemption” in this prospectus supplement.

There may be no active market for the notes.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. There can be no assurance that a liquid or active trading market for the notes will develop, or, if one does develop, that it will be maintained. Although the underwriters have advised us that they presently intend to make a market in the notes following the completion of the offering, they are under no obligation to do so and may discontinue any market making activities at any time without any notice. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes offered hereby are traded after their initial issuance, they may trade at a discount to their initial offering price, depending on prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, liquidity, and results of operations, including our levels of indebtedness, and other factors.

If a trading market for the notes develops, a number of factors could adversely affect your ability to liquidate your investment in the notes prior to maturity and the market price at which the notes can be sold.

We believe that the value of the notes in any secondary market will be affected by the supply and demand of the notes, the interest rate, the ranking and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following factors, among others, may have an impact on the market value of the notes:

•	the method of calculating the principal, premium, if any, interest or other amounts payable, if any, on the notes;

•	the time remaining to the maturity of the notes;

•	the ranking of the notes;

•	the redemption features of the notes;

•	the market for similar securities, and views of securities issued by both holding companies and similar financial service firms;

•	the outstanding amount of our existing notes and our other existing and future liabilities;

•	the prevailing interest rates and expectations about future rates, including interest rates being paid by other companies similar to us;

•	changes in U.S. interest rates, including the level, direction and volatility of interest rates;

•	actual or anticipated changes in our credit ratings or outlook, including ratings on the notes;

•	actual or anticipated changes in our financial condition, liquidity or results of operations;

•	general economic conditions and expectations regarding the effects of national policies; and

•	other factors beyond our control, including public health outbreaks (including COVID-19), geopolitical conditions and other financial, political, regulatory, and judicial events that affect the capital markets generally.

The condition of the financial markets and prevailing interest rates have fluctuated significantly in the past and are likely to fluctuate in the future. Such fluctuations could adversely affect the trading market (if any) for, and the market price of, the notes.

The amount of interest payable on the notes will vary beginning on August 15, 2026, and interest on and after that date may be less than the initial fixed annual rate of 2.875%.

As the interest rate of the notes will be calculated based on the Secured Overnight Financing Rate (“SOFR”) from August 15, 2026 to, but excluding, the Maturity Date or earlier redemption date and SOFR is a floating rate, the interest rate on the notes will vary on and after August 15, 2026. During this period, the notes will bear a floating interest rate set each quarterly interest period at a per annum rate equal to the benchmark rate (which is expected to be Three-Month Term SOFR) plus a spread of 235 basis points; provided, that in the event the benchmark rate is less than zero, then the benchmark rate shall be deemed to be zero. The per annum interest rate that is determined on the relevant determination date will apply to the entire quarterly interest period following such determination date even if the benchmark rate increases during that period.

Floating rate notes bear additional significant risks not associated with fixed rate debt securities. These risks include fluctuation of the interest rates and the possibility that you will receive an amount of interest that is lower than expected. We have no control over a number of matters, including economic, financial, political, regulatory, judicial or other events, that are important in determining the existence, magnitude, and longevity of market volatility and other risks and their impact on the value of, or payments made on, the floating rate notes.

You should not rely on indicative or historical data concerning SOFR.

The interest rate during the floating rate period will be determined using Three-Month Term SOFR (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to Three-Month Term SOFR, in which case the rate of interest will be based on the next-available Benchmark Replacement). In the following discussion of SOFR, when we refer to SOFR-linked notes, we mean the notes at any time when the interest rate on the notes is or will be determined based on SOFR, including Three-Month Term SOFR.

SOFR is published by the Federal Reserve Bank of New York (“FRBNY”) and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. FRBNY reports that SOFR includes all trades in the Broad General Collateral Rate, plus repo transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). SOFR is filtered by FRBNY to remove a portion of the foregoing transactions considered to be “specials.” According to FRBNY, “specials” are repos for specific-issue collateral which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

FRBNY reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon, which currently acts as the clearing bank for the tri-party repo market, as well as general collateral finance repo transaction data and data on bilateral U.S. Treasury repo transactions cleared through the FICC’s delivery-versus-payment service.

FRBNY states that it obtains information from DTCC Solutions LLC, an affiliate of DTCC. FRBNY currently publishes SOFR daily on its website at https://apps.newyorkfed.org/markets/autorates/sofr. FRBNY states on its publication page for SOFR that use of SOFR is subject to important disclaimers, limitations and indemnification obligations, including that FRBNY may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. The foregoing Internet website is an inactive textual reference only, and any information contained on the website is not part of this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein.

FRBNY started publishing SOFR in April 2018. FRBNY has also started publishing historical indicative SOFRs dating back to 2014, although this historical indicative data inherently involves assumptions, estimates and approximations. You should not rely on this historical indicative data or on any historical changes or trends in SOFR as an indicator of the future performance of SOFR.

SOFR may be more volatile than other benchmark or market rates.

Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates, and SOFR over time may bear little or no relation to the historical actual or historical indicative data. In addition, the return on and value of the SOFR-linked notes may fluctuate more than floating rate securities that are linked to less volatile rates.

Changes in SOFR could adversely affect the amount of interest that accrues on the SOFR-linked notes and the trading prices for the SOFR-linked notes.

Because SOFR is published by FRBNY based on data received from other sources, we have no control over its determination, calculation or publication. There can be no assurance that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the SOFR-linked notes. If the manner in which SOFR is calculated is changed, that change may result in a reduction in the amount of interest that accrues on the SOFR-linked notes, which may adversely affect the trading prices of the SOFR-linked notes. In addition, the interest rate on the SOFR-linked notes for any day will not be adjusted for any modification or amendment to SOFR for that day that FRBNY may publish if the interest rate for that day has already been determined prior to such publication. Further, if the Benchmark rate on the SOFR-linked notes during the floating rate period for any interest period declines to zero or becomes negative, interest will only accrue on the SOFR-linked notes at a rate equal to the benchmark rate plus a spread of 235 basis points per annum with respect to that interest period. There is no assurance that changes in SOFR could not have a material adverse effect on the yield on, value of and market for the SOFR-linked notes.

SOFR differs fundamentally from, and may not be a comparable substitute for, U.S. dollar LIBOR.

In June 2017, the Alternative Reference Rates Committee (the “ARRC”) convened by the Federal Reserve and FRBNY announced SOFR as its recommended alternative to the London interbank offered rate for U.S. dollar obligations (“U.S. dollar LIBOR”). However, because SOFR is a broad U.S. Treasury repo financing rate that represents overnight secured funding transactions, it differs fundamentally from U.S. dollar LIBOR. For example, SOFR is a secured overnight rate, while U.S. dollar LIBOR is an unsecured rate that represents interbank funding over different maturities. In addition, because SOFR is a transaction-based rate, it is backward-looking, whereas U.S. dollar LIBOR is forward-looking. Because of these and other differences, there can be no assurance that SOFR will perform in the same way as U.S. dollar LIBOR would have done at any time, and there is no guarantee that it is a comparable substitute for U.S. dollar LIBOR.

Any failure of SOFR to gain market acceptance could adversely affect the trading prices of the SOFR-linked notes.

The interest rate during the floating rate period will be determined using Three-Month Term SOFR (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur). SOFR may fail to gain market acceptance. SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to U.S. dollar LIBOR in part because it is considered to be a good representation of general funding conditions in the overnight U.S. Treasury bilateral U.S. Treasury repurchase agreement (“repo”) market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR to be a suitable substitute or successor for all of the purposes for which U.S. dollar LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen its market acceptance. Any failure of SOFR to gain market acceptance could adversely affect the return on, value of and market for the SOFR-linked notes.

Any market for the SOFR-linked notes may be illiquid or unpredictable.

Since SOFR is a relatively new market index, SOFR-linked debt securities likely will have no established trading market when issued, and an established trading market for the SOFR-linked notes may never develop or, if a trading market does develop, it may be illiquid. Market terms for securities that are linked to SOFR, such as the spread over the base rate reflected in the interest rate provisions, may evolve over time, and as a result, trading prices of the SOFR-linked notes may be lower than those of later-issued securities that are linked to SOFR. Similarly, if SOFR does not prove to be widely used in securities that are similar or comparable to the SOFR-linked notes, the trading price of the SOFR-linked notes may be lower than those of securities that are linked to rates that are more widely used. You may not be able to sell the SOFR-linked notes at all or may not be able to sell the SOFR-linked notes at prices that will provide you with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk. The manner of adoption or application of reference rates based on SOFR in the bond and equity markets may differ materially compared with the application and adoption of SOFR in other markets, such as the derivatives and loan markets. You should carefully consider how any potential inconsistencies between the adoption of reference rates based on SOFR across these markets may impact any hedging or other financial arrangements which you may put in place in connection with any acquisition, holding or disposal of the SOFR-linked notes.

The interest rate for the notes during the floating rate period may be determined based on a rate other than Three-Month Term SOFR.

Under the terms of the notes, the interest rate on the notes for each interest period during the floating rate period will be based on Three-Month Term SOFR, a forward-looking term rate for a tenor of three months that will be based on SOFR (“Three-Month Term SOFR”). Three-Month Term SOFR does not currently exist and is currently being developed under the sponsorship of the ARRC. There is no assurance that the development of Three-Month Term SOFR, or any other forward-looking term rate based on SOFR, will be completed. Uncertainty surrounding the development of forward-looking term rates based on SOFR could have a material adverse effect on the return on, value of and market for the notes. If, at the commencement of the floating rate period for the notes, the Federal Reserve and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve and/or the FRBNY or any successor thereto (“Relevant Governmental Body”) has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or the calculation agent determines that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible, then the next-available Benchmark Replacement under the benchmark transition provisions will be used to determine the interest rate on the notes during the floating rate period (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to that next-available Benchmark Replacement).

Under the terms of the notes, the calculation agent is expressly authorized to make determinations, decisions or elections with respect to technical, administrative or operational matters that it decides are appropriate to reflect the use of Three-Month Term SOFR as the interest rate basis for the notes, which are defined in the terms of the notes as “Three-Month Term SOFR Conventions. ” For example, assuming that a form of Three-Month Term SOFR is developed, it is not currently known how or by whom rates for Three-Month Term SOFR will be published. Accordingly, the calculation agent will need to determine the applicable Three-Month Term SOFR during the floating rate period. The calculation agent’s determination and implementation of any Three-Month Term SOFR Conventions could result in adverse consequences to the amount of interest that accrues on the notes during the floating rate period, which could adversely affect the return on, value of and market for the notes

Any Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR.

Under the benchmark transition provisions of the notes, if the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, then the interest rate on the notes during the floating rate period will be determined using the next-available Benchmark Replacement (which may include a related Benchmark Replacement Adjustment). However, the Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR. For example, Compounded SOFR, the first available Benchmark Replacement, is the compounded average of the daily Secured Overnight Financing Rates calculated in arrears, while Three-Month Term SOFR is intended to be a forward-looking rate with a tenor of three months. In addition, very limited market precedent exists for securities that use Compounded SOFR as the rate basis, and the method for calculating Compounded SOFR in those precedents varies. Further, the ISDA Fallback Rate, which is another Benchmark Replacement, has not yet been established and may change over time.

The implementation of Benchmark Replacement Conforming Changes could adversely affect the amount of interest that accrues on the notes and the trading prices for the notes.

Under the benchmark transition provisions of the notes, if a particular Benchmark Replacement or Benchmark Replacement Adjustment cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected or formulated by (i) the Relevant Governmental Body (such as the ARRC), (ii) ISDA or (iii) in certain circumstances, the calculation agent. In addition, the benchmark transition provisions expressly authorize the calculation agent to make certain changes, which are defined in the terms of the notes as “Benchmark Replacement Conforming Changes,” with respect to, among other things, the determination of interest periods, and the timing and frequency of determining rates and making payments of interest. The application of a Benchmark Replacement and Benchmark Replacement Adjustment, and any implementation of Benchmark Replacement Conforming Changes, could result in adverse consequences to the amount of interest that accrues on the notes during the floating rate period, which could adversely affect the return on, value of and market for the notes. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to the then-current Benchmark that it is replacing, or that any Benchmark Replacement will produce the economic equivalent of the then-current Benchmark that it is replacing.

A downgrade in our credit ratings or the ratings of Customers Bank could have a material adverse impact on us.

Rating agencies continuously evaluate us and our subsidiaries, and their ratings of our and Customers Bank’s long-term and short-term debt are based on a number of factors, including financial strength, as well as factors not entirely within our and Customers Bank’s control, such as conditions affecting the financial services industry generally. In light of these reviews and the continued focus on the financial services industry generally, we and Customers Bank may not be able to maintain our current credit ratings. Ratings downgrades by a rating agency could have a significant and immediate impact on our funding and liquidity through cash obligations, reduced funding capacity and collateral triggers. A reduction in our or Customers Bank’s credit ratings could also increase our and Customers Bank’s borrowing costs and limit access to the capital markets.

Downgrades in the credit or financial strength ratings assigned to the counterparties with whom we transact could create the perception that our financial condition will be adversely impacted as a result of potential future defaults by such counterparties. Additionally, we could be adversely affected by a general, negative perception of financial institutions caused by the downgrade of other financial institutions. Accordingly, ratings downgrades for other financial institutions could affect the value of our securities, including the notes and could limit our access to or increase our cost of capital.

Our credit ratings may not reflect all risks of an investment in the notes.

Our credit ratings are an assessment of our ability to pay our obligations as they become due. Accordingly, real or anticipated changes in our credit ratings or their outlook will generally affect the market price of the notes. Our credit ratings, however, may not reflect the potential risks related to the market or other factors on the market price of the notes. Furthermore, because your return on the notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings will not reduce the other investment risks related to the notes. A credit rating is not a recommendation to buy, sell or hold securities inasmuch as a rating does not comment as to market price or suitability for a particular investor, and reflects only the view of a rating agency at the time the rating is issued. There can be no assurance any credit rating will remain in effect for any given period of time or that such rating will not be lowered, suspended or withdrawn entirely by the applicable rating agency.

An investment in the notes is not a bank deposit, is not insured or guaranteed by the FDIC, and is subject to risk of loss.

The notes are not savings accounts, deposits or other obligations of Customers Bank or our non-bank subsidiaries and are not insured or guaranteed by the FDIC or any other government agency or public or private insurer.

We will act as the initial calculation agent and may have economic interests adverse to the interests of the holders of the notes.

The calculation agent will determine the interest rate during the floating rate period. We will act as the initial calculation agent for the notes. Any exercise of discretion by us under the terms of the notes, including, without limitation, any discretion exercised by us acting as calculation agent, could present a conflict of interest. In making the required determinations, decisions and elections, we may have economic interests that are adverse to the interests of the holders of the notes, and those determinations, decisions or elections could have a material adverse effect on the yield on, value of and market for the notes. Any determination by us, as the calculation agent, will be final and binding absent manifest error.

USE OF PROCEEDS

We estimate that our net proceeds to us from the sale of the notes in this offering will be approximately $98,650,000, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of the offering to fund the redemption of all of our outstanding Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C, or the Series C Preferred Stock, and all of our outstanding Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D, or the Series D Preferred Stock.

Shares of Series C Preferred Stock are redeemable at our option, in whole or in part, from time to time, on any dividend payment date on or after June 15, 2020, at a redemption price equal to $25.00 per share, plus any declared and unpaid dividends. Assuming we complete the redemption of all of the shares of Series C Preferred Stock on September 15, 2021 (the next dividend payment date following the date of this prospectus supplement), the aggregate redemption price payable by us to redeem all of the shares of Series C Preferred Stock will be $58.3 million.

Shares of Series D Preferred Stock are redeemable at our option, in whole or in part, from time to time, on any dividend payment date on or after March 15, 2021, at a redemption price equal to $25.00 per share, plus any declared and unpaid dividends. Assuming we complete the redemption of all of the shares of Series D Preferred Stock on September 15, 2021 (the next dividend payment date following the date of this prospectus supplement), the aggregate redemption price payable by us to redeem all of the shares of Series D Preferred Stock will be $25.3 million.

Our management will have broad discretion in the use of the net proceeds from the sale of the notes. The foregoing represents our intentions based on our present plans and business conditions. The application of the net proceeds from the offering and the amounts we actually expend for any purpose may vary significantly from the manner described in this prospectus supplement depending upon numerous factors, including assessments of potential market opportunities and competitive developments. Pending the use of the net proceeds as described above, we may invest such proceeds in highly liquid, short-term securities or in deposit accounts at Customers Bank.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2021 (i) on an actual basis and (ii) on an as adjusted basis to give effect to the sale of $100,000,000 aggregate principal amount of notes offered hereby, after deducting the underwriting discount and estimated expenses. You should read this table in conjunction with “Use of Proceeds” and “Selected Historical Financial Information” appearing elsewhere in this prospectus supplement, as well as our unaudited financial statements and the accompanying notes and section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, each included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, as well as other filings and reports that we have incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of March 31, 2021
	Actual	As Adjusted
	(dollars in thousands) (unaudited)
Cash and cash equivalents	$515,364	$531,514
Liabilities
Total deposits	12,472,440	12,472,440
Debt:
3.95% Senior Notes due 2022(1)	99,557	99,557
4.50% Senior Notes due 2024(1)	24,581	24,581
5.375% Subordinated Notes due 2034 (1)	72,267	72,267
6.125% Fixed-to-Floating Subordinated Notes due 2029(2)	109,197	109,197
2.875% Fixed-to-Floating Senior Notes due 2031(3)	—	98,650
Federal funds purchased	365,000	365,000
Federal Reserve Bank PPP Liquidity Facility	3,284,156	3,284,156
Federal Home Loan Bank advances	850,000	850,000
Total Debt:	4,804,758	4,903,408
Accrued interest payable and other liabilities	351,741	351,741
Total Liabilities	$17,628,939	$17,727,589
Shareholders’ equity:
Preferred stock, Series C, par value $1.00 per share; liquidation preference $25.00 per share; 2,300,000 shares issued and outstanding	55,569	—	(4)
Preferred stock, Series D, par value $1.00 per share; liquidation preference $25.00 per share; 1,000,000 shares issued and outstanding;	24,108	—	(5)
Preferred stock, Series E, par value $1.00 per share; liquidation preference $25.00 per share; 2,300,000 shares issued and outstanding	55,593	55,593
Preferred stock, Series F, par value $1.00 per share; liquidation preference $25.00 per share; 3,400,000 shares issued and outstanding;	82,201	82,201
Common stock, par value $1.00 per share; 200,000,000 shares authorized; 33,519,381 shares issued and 32,238,762 shares outstanding	33,519	33,519
Additional paid-in capital	515,318	515,318
Retained earnings	438,802	435,979
Accumulated other comprehensive income, net	5,391	5,391
Treasury stock, at cost; 1,280,619 shares	(21,780)	(21,780)
Total shareholders’ equity	$1,188,721	$1,106,221
Total Liabilities and Shareholders’ Equity	$18,817,660	$18,833,810
Total regulatory capital (Tier 1 and Tier 2)	$1,447,285	$1,364,785

	As of March 31, 2021
	Actual	As Adjusted
	(dollars in thousands) (unaudited)
Regulatory capital ratios:
Tangible common equity to total tangible assets (6)	5.14%	5.12%
Tier 1 common equity	8.77%	8.75%
Tier 1 capital ratio	10.64%	9.93%
Total risk-based capital ratio	12.44%	11.73%
Tier 1 leverage ratio	8.48%	7.91%

__________

(1) The 3.95% Senior Notes due 2022, 4.50% Senior Notes due 2024 and 5.375% Subordinated Notes due 2034 were issued by Customers Bancorp.

(2) The Fixed-to-Floating Subordinated Notes due 2029 were issued by Customers Bank and currently bear interest at an annual fixed rate of 6.125%; from and including June 26, 2024, the Fixed-to-Floating Subordinated Notes due 2029 will bear an annual interest rate equal to the three-month LIBOR, reset quarterly, plus 344.3 basis points through their maturity date or early redemption.

(3) Represents $100,000,000 in aggregate principal amount of 2.875% Fixed-to-Floating Senior Notes due 2031 offered hereby, net of underwriting discounts and estimated expenses.

(4) “As Adjusted” assumes the redemption of all of our outstanding shares of Series C Preferred Stock.

(5) “As Adjusted” assumes the redemption of all of our outstanding shares of Series D Preferred Stock.

(6) Tangible common equity to tangible assets ratio is a Non-GAAP financial measure. Customers Bancorp calculates tangible common equity by excluding intangible assets from total shareholders’ equity. Management uses this non-GAAP measure to present historical periods comparable to the current period presentation. In addition, management believes the use of this non-GAAP measure provides additional clarity when assessing Customer Bancorp’s financial results and use of equity. Non-GAAP financial measures should not be viewed as substitutes for results determined to be in accordance with U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other entities.

	As of March 31, 2021
	Actual	As Adjusted
Tangible common equity to tangible assets:	(dollars in thousands)
Total shareholders’ equity (GAAP)	$1,188,721	$1,106,221
Less: goodwill and other intangibles	3,911	3,911
Less: Preferred stock	217,471	137,794	(1)
Tangible common equity (Non-GAAP)	$967,339	$964,516

Total assets (GAAP)	18,817,660	18,833,810
Less: goodwill and other intangibles	3,911	3,911
Total tangible assets (Non-GAAP)	$18,813,749	$18,829,899
Tangible common equity to tangible assets	5.14%	5.12%

(1) “As Adjusted” assumes the redemption of all of our outstanding shares of Series C Preferred Stock and Series D Preferred Stock.

DESCRIPTION OF NOTES

The 2.875% Fixed-to-Floating Rate Senior Notes due August 15, 2031 offered by this prospectus supplement, referred to in this section as the notes, are a series of senior debt securities of Customers Bancorp, Inc. The notes will be issued under an indenture dated as of July 13, 2013 as supplemented by a fourth supplemental indenture dated on or about August 6, 2021, which we refer to herein collectively as the Indenture, between us and Wilmington Trust, National Association, as the Trustee.

The following description of the notes and the Indenture may not be complete and is subject to and qualified in its entirety by reference to all of the provisions of the notes and the Indenture. Wherever we refer to particular sections or defined terms of the Indenture, it is our intent that those sections or defined terms will be incorporated by reference in this prospectus supplement. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the notes. The following description of the particular terms of the notes supplements and replaces any inconsistent information set forth under the heading “Description of Debt Securities” in the accompanying prospectus. References in this section to “we,” “our,” and “us” mean Customers Bancorp, Inc. and not any of its subsidiaries.

General

The notes will be senior unsecured indebtedness of Customers Bancorp, Inc. and will be issued as a separate series of senior debt securities under the Indenture in an initial aggregate principal amount of $100,000,000 and will mature on August 15, 2031, unless earlier redeemed by us. The notes will be issued in book-entry only form, represented by a global note registered in the name of Cede & Co, or Cede, as the nominee of The Depository Trust Company, or DTC, and in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. Currently, there is no public market for the notes and we do not intend to apply for the listing of the notes on any securities exchange or automated dealer quotation system.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders have rights under the Indenture. Payment of the principal of, and interest on, the notes represented by a global note registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered owner and holder of such global note.

The Indenture contains no covenants or restrictions restricting the incurrence of debt by us or by our subsidiaries. The Indenture contains no financial covenants and does not restrict us from paying dividends or issuing or repurchasing other securities, and does not contain any provision that would provide protection to the holders of the notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our credit quality, except to the extent described under the headings “—Merger, Consolidation, Sale, Lease or Conveyance” and “—Certain Covenants” below.

We may, from time to time, without notice to or the consent of the holders of notes, but in compliance with the terms of the Indenture, create and issue additional notes having the same ranking, interest rate, maturity date and other terms as the notes. Any such additional notes, together with the notes being offered by this prospectus supplement hereby, will constitute a single series under the Indenture; provided, however, that no additional notes may be issued unless they will be fungible with the notes offered hereby for U.S. federal income tax and securities law purposes; and provided, further, that the additional notes have the same CUSIP number as the notes offered hereby. No additional notes may be issued if any event of default (as defined below) has occurred and is continuing with respect to the notes.

The notes will not be subject to, or entitled to the benefits of, a sinking fund or repurchase by us at the option of the holders. In addition, the notes will not be convertible into, or exchangeable for, any other securities. Payment of principal on the notes may be accelerated in the case of certain events. See “—Events of Default; Waiver.”

We may, at our option, beginning with the interest payment date on August 15, 2026, and on any floating rate interest payment date (as defined below) thereafter, redeem the notes, in whole or in part, on at least 30 but not more than 60 days’ prior notice mailed to the holders of the notes and the Trustee. The notes will be redeemable at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the date of redemption.

The notes will not be savings accounts, deposits or other obligations of any of our subsidiaries and will not be insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

We may from time to time purchase the notes in the open market or otherwise.

Interest

The notes will bear interest at a fixed rate of 2.875% per annum from and including August 6, 2021, to but excluding August 15, 2026 (the “fixed rate period”). During the fixed rate period, interest on the notes will be payable semi-annually in arrears on February 15 and August 15 of each year, commencing on February 15, 2022 (each such date a “fixed rate interest payment date”). The last fixed rate interest payment date will be August 15, 2026.

From and including August 15, 2026 to but excluding the Maturity Date or earlier redemption date (the “floating rate period”) the notes will bear interest at a floating rate per annum, reset quarterly, equal to the Benchmark rate (which is expected to be Three-Month Term SOFR) plus a spread of 235 basis points.

For each quarterly interest period during the floating rate period, interest will be payable quarterly in arrears on February 15, May 15, August 15, and November 15 of each year through the Maturity Date or earlier redemption date (each such date, a “floating rate interest payment date,” and together with a “fixed rate interest payment date,” an “Interest Payment Date”). The first floating rate interest payment date for the floating rate period will be November 15, 2026. Notwithstanding the foregoing, if the Benchmark rate is less than zero, the Benchmark rate shall be deemed to be zero.

Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months during the fixed rate period and on the basis of a 360-day year and the actual number of days elapsed during the floating rate period. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Interest on the notes, subject to certain exceptions, will accrue during the applicable interest period. When we use the term “interest period,” we mean the period from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including the date of issuance of the notes to, but excluding, the applicable Interest Payment Date or the Maturity Date or date of earlier redemption, if applicable. If a fixed rate interest payment date or the Maturity Date falls on a day that is not a business day, then the interest payment or the payment of principal and interest at maturity will be paid on the next succeeding business day, but the payments made on such dates will be treated as being made on the date that the payment was first due and the holders of the notes will not be entitled to any further interest or other payments. If a Floating Rate Interest Payment date falls on a day that is not a business day, then such floating rate interest payment date will be postponed to the next succeeding business day unless such day falls in the next succeeding calendar month, in which case such floating rate interest payment date will be accelerated to the immediately preceding business day, and, in each such case, the amounts payable on such business day will include interest accrued to, but excluding, such business day. The term “business day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York or the place for payment are authorized by law, regulation or executive order to remain closed.

Interest on the notes will be payable to the person in whose name such note is registered on the fifteenth day immediately preceding the applicable Interest Payment Date, whether or not such day is a business day. If we default in a payment of interest on the notes, we will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the persons who are holders on a subsequent special record date that we establish. However, interest that is paid on the Maturity Date will be paid to the person to whom the principal will be payable.

The following definitions apply to the expected Benchmark rate of Three-Month Term SOFR:

“Benchmark” means, initially, Three-Month Term SOFR; provided that if the calculation agent determines on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source. The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not part of this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Three-Month Term SOFR, the time determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions, and (2) if the Benchmark is not Three-Month Term SOFR, the time determined by the calculation agent after giving effect to the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” means the secured overnight financing rate published by the Federal Reserve Bank of New York, as the administrator of the Benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Administrator” means any entity designated by the Relevant Governmental Body as the administrator of Term SOFR (or a successor administrator).

“Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any floating rate period, as determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions. All percentages used in or resulting from any calculation of Three-Month Term SOFR shall be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

“Three-Month Term SOFR Conventions” means any determination, decision or election with respect to any technical, administrative or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “interest period,” timing and frequency of determining Three-Month Term SOFR with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the calculation agent decides may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the calculation agent decides that adoption of any portion of such market practice is not administratively feasible or if the calculation agent determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the calculation agent determines is reasonably necessary).

The terms “Benchmark Replacement,” “Benchmark Replacement Conforming Changes,” “Benchmark Replacement Date,” “Benchmark Transition Event” and “Corresponding Tenor” have the meanings set forth below under the heading “—Effect of Benchmark Transition Event.”

Notwithstanding the foregoing paragraphs related to the determination of interest, if the calculation agent determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have occurred with respect to the then-current Benchmark, then the provisions set forth below under the heading “—Effect of Benchmark Transition Event,” which we refer to as the “Benchmark Transition Provisions,” will thereafter apply to all determinations of the interest rate on the notes for each interest period during the floating rate period. In accordance with the Benchmark Transition Provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the notes for each interest period during the floating rate period will be an annual rate equal to the Benchmark Replacement plus 235 basis points.

Absent manifest error, the calculation agent’s determination of the interest rate for an interest period for the notes will be final and binding on you, the Trustee and us. The calculation agent’s determination of any interest rate, and its calculation of interest payments for any period, will be maintained on file at the calculation agent’s principal offices, will be made available to any holder of the notes upon request and will be provided to a Responsible Officer of the Trustee.

If the then-current Benchmark is Three-Month Term SOFR, the calculation agent will have the right to establish the Three-Month Term SOFR Conventions, and if any of the foregoing provisions concerning the calculation of the interest rate and interest payments during the floating rate period are inconsistent with any of the Three-Month Term SOFR Conventions determined by the calculation agent, then the relevant Three-Month Term SOFR Conventions will apply. Furthermore, if the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred at any time when any of the notes are outstanding, then the foregoing provisions concerning the calculation of the interest rate and interest payments during the floating rate period will be modified in accordance with the Benchmark Transition Provisions.

The Trustee will have no responsibility for the Three-Month Term SOFR Conventions, selection of an alternative reference rate to Three-Month Term SOFR, determination or calculation of a Benchmark Replacement, or determination of whether a Benchmark Transition Event or Benchmark Replacement Date has occurred. The Trustee may rely conclusively on all notices from us or the calculation agent regarding any Benchmark or Benchmark Replacement, including, without limitation, in regards to Three-Month Term SOFR Conventions, a Benchmark Transition Event, Benchmark Replacement Date, and Benchmark Replacement Conforming Changes, and the Trustee will not be responsible or liable for the actions, omissions, failure or delay in performance by the calculation agent. The Trustee may conclusively rely upon determinations made by the calculation agent and on certificates, opinions or other documents furnished to it under the Indenture and will have no responsibility to confirm or investigate the accuracy of mathematical calculations or other facts stated therein. The Trustee will have no responsibility for monitoring our compliance with any of the covenants under the Indenture.

Effect of Benchmark Transition Event

Benchmark Replacement. If the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark on any date, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the notes during the floating rate period in respect of such determination on such date and all determinations on all subsequent dates.

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the calculation agent will have the right to make Benchmark Replacement Conforming Changes from time to time.

Certain Defined Terms. As used herein:

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement; provided that if (a) the calculation agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date or (b) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR shall be determined) or the then-current Benchmark, then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the calculation agent as of the Benchmark Replacement Date:

(1)	Compounded SOFR;

(2)	the sum of: (a) the alternate rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(3)	the sum of: (a) the ISDA Fallback Rate, and (b) the Benchmark Replacement Adjustment; or

(4)	the sum of: (a) the alternate rate that has been selected by the calculation agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor, giving due consideration to any industry-accepted rate as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate securities at such time, and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the calculation agent as of the Benchmark Replacement Date:

(1)	the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3)	the spread adjustment (which may be a positive or negative value or zero) that has been selected by the calculation agent giving due consideration to any industry-accepted spread adjustment or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “floating rate period,” timing and frequency of determining rates with respect to each Floating Rate Period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the calculation agent decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the calculation agent decides that adoption of any portion of such market practice is not administratively feasible or if the calculation agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the calculation agent determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)	in the case of clause (1) of the definition of “Benchmark Transition Event,” the relevant Reference Time in respect of any determination;

(2)	in the case of clause (2) or (3) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(3)	in the case of clause (4) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, for purposes of the definitions of Benchmark Replacement Date and Benchmark Transition Event, references to the Benchmark also include any reference rate underlying the Benchmark (for example, if the Benchmark becomes Compounded SOFR, references to the Benchmark would include SOFR).

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)	if the Benchmark is Three-Month Term SOFR, (a) the Relevant Governmental Body has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, (b) the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or (c) we determine that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible;

(2)	a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(4)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the calculation agent in accordance with:

(1)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2)	if, and to the extent that, the calculation agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the calculation agent giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate notes at such time.

For the avoidance of doubt, the calculation of Compounded SOFR will exclude the Benchmark Replacement Adjustment (if applicable) and the spread of 235 basis points per annum.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor, and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

The terms “Federal Reserve Bank of New York’s Website,” “Reference Time,” “Relevant Governmental Body,” “SOFR” and “Term SOFR” have the meanings set forth above under the heading “—Interest.”

Determinations and Decisions

The calculation agent is expressly authorized to make certain determinations, decisions and elections under the terms of the notes, including with respect to the use of the then-current Benchmark as the Benchmark for the floating rate period and under the Benchmark Transition Provisions. Any determination, decision or election that may be made by the calculation agent under the terms of the notes, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

•	will be conclusive and binding on the holders of the notes and the Trustee absent manifest error;

•	if made by us as calculation agent, will be made in our sole discretion;

•	if made by a calculation agent other than us, will be made after consultation with us, and the calculation agent will not make any such determination, decision or election to which we reasonably object; and

•	notwithstanding anything to the contrary in the Indenture, shall become effective without consent from the holders of the notes, the Trustee or any other party.

If the calculation agent fails to make any determination, decision or election that it is required to make under the terms of the notes, then we will make that determination, decision or election on the same basis as described above.

Methods of Payment

If any interest payment date or the stated maturity or earlier redemption of the notes is not a business day, then the related payment of interest or principal payable, as applicable, on such date will be paid on the next succeeding business day with the same force and effect as if made on such interest payment date or stated maturity and no further interest will accrue as a result of such delay. A “business day” means any day other than a Saturday, Sunday or a day in the City of New York, New York, the City of Wilmington, Delaware or a place of payment on which banking institutions are authorized or required by law, regulation or executive order to close. For notes held in definitive form, payments of interest may be made, at our option, by (i) mailing a check for such interest payable to or upon the written order of the person entitled thereto, to the address of such person as it appears on the security register or (ii) transfer to an account maintained by the payee located inside the United States. For notes held in global form, payments shall be made through DTC, or its nominee, as the registered owner of the notes.

Optional Redemption

We may, at our option, beginning with the Interest Payment Date on August 15, 2026, and on any floating rate interest payment date thereafter (each, a “Redemption Date”), redeem the notes, in whole or in part, on at least 30 but not more than 60 days’ prior notice mailed to the holders of the notes. The notes will be redeemable at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the Redemption Date.

On and after any Redemption Date, interest will cease to accrue on the notes called for redemption. One business day prior to any Redemption Date, we are required to deposit with the Trustee or paying agent money sufficient to pay the redemption price of, and accrued interest on, the notes to be redeemed on such Redemption Date.

If less than all of the notes are to be redeemed, the notes in the form of global securities shall be selected in accordance with the procedures of the Depository, and otherwise, the Trustee shall select the notes to be redeemed on a pro rata basis, by lot or in accordance with any other method the Trustee deems fair and appropriate, subject to the rules and procedures of DTC. notes and portions of notes selected shall be in amounts of $1,000 or integral multiples of $1,000, except that if all of the notes of a holder are to be redeemed, the entire outstanding amount of notes held by such holder will be redeemed.

Notice of redemption will be mailed by first class mail to each holder of notes to be redeemed (with a copy to the Trustee) at its registered address at least 30 but no more than 60 days before the applicable Redemption Date (provided that, if the notes are held in book-entry form through the DTC, we may give such notice in any manner permitted by DTC), except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture.

If the notes are to be redeemed in part, the notice of redemption will state the portion of the principal amount of that notice that is to be redeemed. A new global note in principal amount equal to the unredeemed portion of the original global note will be issued upon cancellation of the original global note. Notes called for redemption become due and payable on the date fixed for redemption.

Events of Default; Waiver

An “event of default,” when used in the Indenture, means any of the following:

•	our default in the payment of any interest on the notes when due and payable, and continuance of such default for a period of 30 days;

•	our default in the payment of any principal on the notes when due and payable either at maturity, upon any redemption, upon acceleration of maturity or otherwise;

•	our failure to perform any other covenant or agreement contained in the notes or in the Indenture and the continuance of such failure for a period of 90 days after notice specifying such failure and demanding that we remedy the same is given to us by the Trustee, or to us and the Trustee by the holders of at least 25% in aggregate principal amount of the then outstanding notes;

•	a court having jurisdiction enters a decree or order for relief in respect of us or a material subsidiary in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law, or a decree or order adjudging us or a material subsidiary bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of us or a material subsidiary under any applicable federal or state law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of us or a material subsidiary or for any substantial part of our or such material subsidiary’s property, or ordering the winding-up or liquidation of our or such material subsidiary’s affairs, shall have been entered, and such decree or order remains unstayed and in effect for a period of 60 consecutive days;

•	we or a material subsidiary commences a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law now or hereinafter in effect or any other case or proceeding to be adjudicated bankrupt or insolvent, or consent to the entry of a decree or order for relief in respect of us or a material subsidiary in an involuntary case or proceeding under any such law, or to the commencement of any bankruptcy or insolvency case or proceeding against us or a material subsidiary, or the filing by us or a material subsidiary of a petition or answer to consent seeking reorganization or relief under any such applicable federal or state law, or the consent by us or a material subsidiary to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of us or a material subsidiary or of any substantial part of our or its property, or the making by us or a material subsidiary of an assignment for the benefit of creditors, or the taking of action by us or a material subsidiary in furtherance of any such action; or

•	we or a material subsidiary defaults under any bond, debenture, note or other evidence of indebtedness for money borrowed by us or a material subsidiary having an aggregate principal amount outstanding of at least $25,000,000, or under any mortgage, indenture or instrument (including the Indenture) under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or a material subsidiary having an aggregate principal amount outstanding of at least $25,000,000, whether such indebtedness now exists or is created in the future, which default (i) constitutes a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period or (ii) results in such indebtedness becoming due or being declared due and payable prior to the date on which it otherwise would have become due and payable without, in the case of clause (i), such indebtedness having been discharged or, in the case of clause (ii), without such indebtedness having been discharged or such acceleration having been rescinded or annulled.

A “material subsidiary” means Customers Bank or any successor thereof, or any of our subsidiaries that is a depository institution and that has consolidated assets equal to 30% or more of our consolidated assets. As of the date of this prospectus supplement, our only material subsidiary is Customers Bank.

If an event of default with respect to the notes occurs and is continuing (other than an event of default relating to bankruptcy, insolvency, reorganization or similar events of Customers Bancorp), the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes, by notice to us (with a copy to the Trustee if such notice is given by the holders), may declare the entire principal amount of and all accrued but unpaid interest on all the notes to be due and payable immediately. Subject to certain conditions, the holders of a majority in aggregate principal amount of the outstanding notes may on behalf of the holders of all of the notes rescind such acceleration and its consequences if such rescission would not conflict with any judgment or decree of a court of competent jurisdiction. If an event of default relating to bankruptcy, insolvency, reorganization or similar events of Customers Bancorp occurs, the entire principal amount of and all accrued but unpaid interest on all the notes will automatically become immediately due and payable without any declaration or other action on the part of the Trustee or any holder.

The Indenture also provides that the holders of a majority in aggregate principal amount of the notes then outstanding may, on behalf of the holders of all of the notes, waive any existing default or event of default with respect to the notes and its consequences, except a continuing default or event of default in the payment of the principal of or interest on the notes or in respect of a covenant or provision of the Indenture which cannot be amended or modified without the consent of all holders of the notes.

The holders of not less than a majority in aggregate principal amount of the notes then outstanding may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the notes, subject to the Trustee's right to receive indemnity satisfactory to it. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee in good faith determines may be unduly prejudicial to the holders of the notes not joining in the direction. In addition, the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

Except to enforce the right to receive payment of principal or interest, when due, no holder of a note may pursue any remedy with respect to the Indenture or such note unless:

•	such holder has previously given the Trustee written notice of a continuing event of default with respect to the notes;

•	the holders of at least 25% in aggregate principal amount of the then outstanding notes have made a written request to the Trustee to pursue the remedy with respect to such default in its own name as Trustee under the Indenture;

•	such holders offer and provide to the Trustee security or indemnity acceptable to the Trustee against any costs, expenses and liabilities to be incurred in compliance with such request;

•	the Trustee has not complied with such request within 60 days after receipt of the request and the offer and the provision of security or indemnity acceptable to the Trustee; and

•	the holders of a majority in principal amount of the then outstanding notes do not give the Trustee a direction inconsistent with the request within such 60-day period.

Except in the case of a default or event of default in payment of principal of and interest on any note, the Trustee may withhold notice of a default or event of default if and so long as the Trustee in good faith determines that withholding the notice is in the interests of the holders of the notes. We are required to deliver to the Trustee annually a statement from our applicable officers regarding whether or not they have knowledge of any default or event of default. Promptly upon becoming aware of any default or event of default, such officer is required to deliver to a Responsible Officer of the Trustee a statement specifying such default or event of default and what action we are taking or propose to take with respect thereto. For purposes of this paragraph, “default” means any event which is, or after notice or lapse of time or both would become, an event of default under the Indenture with respect to the notes.

Ranking

The notes will be senior unsecured indebtedness of Customers Bancorp and will rank equally with all our existing and future unsecured senior indebtedness and will be effectively subordinated to any of our secured indebtedness. Customers Bancorp had $124.2 million of outstanding unsecured senior indebtedness, no outstanding secured debt as of June 30, 2021, and no outstanding secured debt as of the date of this prospectus supplement. Since we are a holding company, our rights and the rights of our creditors, including holders of the notes, to participate in any distribution of the assets of our subsidiaries, upon a subsidiary’s dissolution, winding-up, liquidation or reorganization or otherwise, and thus the ability of a holder of notes to benefit indirectly from such distribution, is subject to the prior claims of creditors of any such subsidiary and any preferred equity holders of a subsidiary, including, in the case of a material subsidiary, its depositors, except to the extent that we may be a creditor of such subsidiary and our claims are recognized.

Claims on our subsidiaries by creditors other than us may include claims with respect to long-term debt and substantial obligations with respect to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, other short-term borrowings and various other financial obligations. There are legal limitations on the extent to which some of our subsidiaries may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, us or some of our other subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under our contracts or otherwise to make any funds available to us. Accordingly, the notes will be structurally subordinated to all existing and future liabilities of our subsidiaries and any preferred equity of our subsidiaries. As of June 30, 2021, our subsidiaries had direct principal borrowings and deposit liabilities of approximately $17.9 billion and no preferred equity.

Merger, Consolidation, Sale, Lease or Conveyance

The Indenture provides that we may not merge or consolidate with or into any person, or sell, lease or convey, in a single transaction or in a series of transactions, all or substantially all of our assets to any person, unless:

•	we are the continuing corporation, or the successor corporation or the person that acquires all or substantially all of our assets is a corporation organized and existing under the laws of the United States or a state thereof or the District of Columbia and expressly assumes all our obligations under the notes and the Indenture;

•	immediately after giving effect to such merger, consolidation, sale, lease or conveyance there is no default (as defined above) or event of default under the Indenture; and

•	we shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating, among other things, that such transaction complies with the terms of the Indenture and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Upon any such consolidation or merger, sale, lease or conveyance or other disposition of all or substantially all of our assets, the successor corporation formed, or into which we are merged or to which such sale, conveyance or transfer is made, shall succeed to, and be substituted for, us under the Indenture with the same effect as if it had been an original party to the Indenture.

Although there is a limited body of case law interpreting the phrase “substantially all” and similar phrases, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “substantially all” of the property or assets of a person.

Certain Covenants

Subject to certain exceptions, the Indenture, so long as any of the notes are outstanding:

•	prohibits us from, directly or indirectly, selling, assigning, pledging, transferring or otherwise disposing of shares of voting stock, or securities convertible into voting stock, or options, warrants or rights to subscribe for or purchase voting stock of a material subsidiary, and prohibits us from permitting a material subsidiary to do any of the foregoing; and

•	prohibits us from permitting a material subsidiary to issue any shares of its voting stock or securities convertible into its voting stock or options, warrants or rights to subscribe for or purchase its voting stock;

Furthermore, we will not permit a material subsidiary to:

•	merge or consolidate with or into any corporation or other person, unless we are the surviving corporation or person, or unless, upon consummation of the merger or consolidation, we will own, directly or indirectly, at least 80% of the issued and outstanding voting stock of that person; or

•	lease, sell, assign or transfer all or substantially all of its properties and assets to any person (other than us), in a single transaction or a series of related transactions, unless, upon such sale, assignment or transfer, we will own, directly or indirectly, at least 80% of the issued and outstanding voting stock of that person.

However, no such sale, assignment, pledge, transfer, disposition or issuance of securities, any such merger or consolidation or any such lease, sale, assignment or transfer of properties and assets will be prohibited if: (i) required by law and such sale, assignment, pledge, transfer, disposition or issuance of securities is made to any person for the purpose of the qualification of such person to serve as a director; (ii) such sale, assignment, pledge, transfer, disposition or issuance of securities is made by us or any of our subsidiaries acting in a fiduciary capacity for any person other than us or any of our subsidiaries; (iii) made in connection with the consolidation of us with, or the sale, lease or conveyance of all or substantially all of our assets to, or merger of us with or into, any other person (as to which the covenant described above under the heading “—Merger, Consolidation, Sale, Lease or Conveyance” shall apply); (iv) required by any law or any rule, regulation or order of any governmental agency or authority; or (v) required as a condition imposed by any law or any rule, regulation or order of any governmental agency or authority to the acquisition by us directly or indirectly, through purchase of stock or assets, merger, consolidation or otherwise, of any person; provided that in the case of (v) only, after giving effect to such disposition and acquisition, at least (y) 80% of the issued and outstanding voting stock of such person will be owned, directly or indirectly, by us and (z) our consolidated assets will be at least equal to 70% of our consolidated assets prior thereto. The Indenture does not prohibit us or any material subsidiary from selling or transferring assets pursuant to any securitization transaction or the pledge of any assets to secure borrowings incurred in the ordinary course of business, including, without limitation, deposit liabilities, mortgage escrow funds, reverse repurchase agreements, Federal Home Loan Bank of Pittsburgh advances, recourse obligations incurred in connection with a material subsidiary’s lending activities and letters of credit.

Furthermore, for so long as the notes are outstanding, we will not, nor will we permit a material subsidiary to, create, assume, incur or suffer to be created, assumed or incurred or to exist, any pledge, encumbrance or lien, as security for indebtedness for borrowed money, upon any shares of voting stock of a material subsidiary (or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of that voting stock), directly or indirectly, without making effective provision whereby the notes are equally and ratably secured with any and all such indebtedness. However, this covenant will not apply to the extent that we continue to own at least 80% of the issued and outstanding voting stock of such material subsidiary (treating such pledge, encumbrance or lien as a transfer of the shares of, or securities convertible into or options, warrants or rights to subscribe for or purchase shares of, voting stock of a material subsidiary subject thereto to the secured party and after giving effect to the issuance of the maximum number of shares of voting stock of a material subsidiary issuable upon the exercise of all such convertible securities, options, warrants or rights). The foregoing restriction does not apply to any:

•	pledge, encumbrance or lien upon any such shares of voting stock to secure our indebtedness or the indebtedness of a subsidiary as part of the purchase price of such shares of voting stock, or incurred prior to, at the time of or within 120 days after acquisition thereof for the purpose of financing all or any part of the purchase price thereof;

•	lien for taxes, assessments or other government charges or levies (i) which are not yet due or payable without penalty, (ii) which we are contesting in good faith by appropriate proceedings so long as we have set aside on our books such reserves as shall be required in respect thereof in conformity with generally accepted accounting principles or (iii) which secure obligations of less than $1.0 million;

•	lien of any judgment, if that judgment (i) is discharged, or stayed on appeal or otherwise, within 60 days, (ii) is currently being contested in good faith by appropriate proceedings so long as we have set aside on our books such reserves as shall be required in respect thereof in conformity with generally accepted accounting principles or (iii) involves claims of less than $1.0 million; or

•	any pledge or lien on the voting stock of a material subsidiary to secure a loan or other extension of credit by any of our subsidiaries subject to Section 23A of the Federal Reserve Act.

The holders of at least a majority in aggregate principal amount of the then outstanding notes may waive compliance in a particular instance by us with any provision of the Indenture or the notes, including the foregoing covenants.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes, when:

(1)	either:

(i) all notes that have been authenticated and delivered, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to us or discharged from such trust, have been delivered to the Trustee for cancellation; or

(ii) all such notes not previously delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise, or will become due and payable within one year and we have irrevocably deposited with the Trustee (or the paying agent if other than the Trustee), in trust, for the benefit of the holders of the notes, cash in United States dollars, non-callable government securities or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the entire indebtedness on the notes not delivered to the Trustee for cancellation for principal and accrued interest, to the date of maturity or redemption;

(2)	we have paid or caused to be paid all sums payable by us under the Indenture with respect to the notes;

(3)	we have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be; and

(4)	we have delivered to the Trustee an officers’ certificate and an opinion of counsel stating that the conditions precedent to the satisfaction and discharge of the notes have been satisfied.

Legal Defeasance and Covenant Defeasance

Legal Defeasance. We will be deemed to have paid and will be discharged from any and all obligations in respect of the notes and the Indenture on the 91st day after we have made the deposit referred to below, and the provisions of the Indenture will cease to be applicable with respect to the notes (except for, among other matters, certain obligations to register the transfer of or exchange of the notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold funds for payment in trust) if:

(1)	we have irrevocably deposited with the Trustee, in trust, for the benefit of the holders of the notes, cash in United States dollars, non-callable government securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and accrued interest on the notes at the time such payments are due in accordance with the terms of the Indenture;

(2)	we have delivered to the Trustee:

(i) an opinion of counsel to the effect that holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance had not occurred, which opinion of counsel must be based upon a ruling of the U.S. Internal Revenue Service, referred to as the IRS, to the same effect or a change in applicable U.S. federal income tax law or related Treasury regulations after the date of the Indenture;

(ii) an opinion of counsel confirming that, among other things, the defeasance trust does not constitute an “investment company” within the meaning of the Investment Company Act of 1940, as amended; and

(iii) an opinion of counsel to the effect that (subject to customary qualifications and assumptions) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(3)	no default (as defined above) or event of default with respect to the notes will have occurred and be continuing on the date of such deposit, or insofar as events of default due to certain events of bankruptcy, insolvency or reorganization in respect of us are concerned, during the period ending on the 91st day after the date of such deposit, and such deposit shall not (i) cause the Trustee to have a conflicting interest within the meaning of the Trust Indenture Act in respect of the notes or (ii) result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which we are a party or by which we are bound;

(4)	we have delivered to the Trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of notes over any other creditors of ours or with the intent of defeating, hindering, delaying or defrauding any other creditors of ours;

(5)	we have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that, subject to customary assumptions and exclusions, all conditions precedent provided for or relating to the defeasance have been complied with; and

(6)	the Trustee shall have received such other documents, assurances and opinions of counsel as the Trustee shall have reasonably required.

Covenant Defeasance. We will not need to comply with the restrictive covenants described above under “— Certain Covenants” and other restrictive covenants relating to, among other matters, our furnishing of periodic reports under the Exchange Act to the Trustee, our maintenance of our corporate existence and the maintenance of our properties, and the provisions of the Indenture will cease to be applicable with respect to an event of default under the notes other than an event of default due to our failure to pay the principal of or interest on the notes when due, upon:

(1)	the satisfaction of the conditions described in clauses 1, 2(ii), 2(iii), 3, 4 and 5 of the preceding paragraph; and

(2)	our delivery to the Trustee of an opinion of counsel confirming that, subject to customary assumptions and exclusions, the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.

If we exercise our option to omit compliance with certain provisions of the Indenture as described in the immediately preceding paragraph and the notes are declared due and payable because of the occurrence of an event of default that remains applicable, the amount of money and/or non-callable government securities on deposit with the Trustee may not be sufficient to pay amounts due on the notes at the time of acceleration resulting from such event of default. In such event, we will remain liable for such payments.

Modifications and Amendment

Except as set forth below, modification and amendment of the Indenture as applicable to the notes may be made only with the consent of the holders of not less than a majority in principal amount of the notes then outstanding voting as a single class. However, without the consent of each affected holder of the notes, a modification or amendment may not:

•	reduce the principal amount of the outstanding notes;

•	reduce the rate of or extend the time for payment of interest on any note;

•	reduce the principal of or change the maturity date of any note;

•	reduce the amount of the principal which would be due and payable upon an acceleration of the stated maturity of the notes;

•	reduce any amount payable upon the redemption of the notes;

•	waive a default or event of default in the payment of the principal or interest on any note (except a rescission of acceleration of the notes by the holders of at least a majority in principal amount of the outstanding notes and a waiver of the payment default that resulted from such acceleration);

•	make any note payable in currency other than the currency stated in the notes;

•	waive a redemption payment with respect to the notes;

•	impair the right of any holder to institute suit for the enforcement of any payment with respect to the notes; or

•	make any changes to the sections of the Indenture regarding waiver of past defaults, the unconditional rights of holders to receive payment or the prohibition on amendments reducing the principal amount of or interest on, or extending the time for payment on, any note without the consent of each affected holder.

We and the Trustee may enter into one or more indentures supplemental to the Indenture, without the consent of any holder of the notes, for any of the following purposes:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for the assumption of our obligations to holders of the notes by a successor to us pursuant to the Indenture;

•	to make any change that would provide any additional rights or benefits to the holders of the notes or that does not adversely affect the legal rights under the Indenture of any such holder;

•	to provide for the issuance of and establish the form and terms and conditions of notes of any series as permitted by the Indenture;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of an indenture under the Trust Indenture Act;

•	to conform the text of the Indenture or the notes to any provision of the description thereof set forth in this prospectus supplement, the accompanying prospectus or term sheet;

•	to add any guarantor or to provide any collateral to secure any notes;

•	to add additional obligors under the Indenture and the notes; or

•	to evidence and provide for the acceptance of appointment hereunder by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one trustee.

Subject to the requirements for the holders to waive a default and to pursue a remedy with respect to the Indenture or the notes and the rights of any holder of a note to receive payment of principal of and interest on such note, holders of a majority in aggregate principal amount of the notes voting as a single class may waive compliance in a particular instance by us with any provision of the Indenture or the note, except as otherwise stated above.

Outstanding Notes; Determinations of Holders’ Actions

Notes outstanding at any time are the notes authenticated by the Trustee except for those cancelled by it, those mutilated, destroyed, lost or stolen that have been replaced by the Trustee, those delivered to the Trustee for cancellation and those described below as not outstanding. A note does not cease to be outstanding because we or an affiliate of us holds the note; provided, however, that in determining whether the holders of the requisite principal amount of notes have given or concurred in any request, demand, authorization, direction, notice, consent, amendment or waiver, notes owned by us or an affiliate of us will be disregarded and deemed not to be outstanding. If the paying agent holds on a redemption date money or securities sufficient to pay notes payable on that date, then immediately after such redemption date such notes will cease to be outstanding.

The Trustee may make reasonable rules for action by or at a meeting of holders of the notes. The registrar or paying agent may make reasonable rules and set reasonable requirements for its functions.

Limitation on Individual Liability

No past, present or future director, officer, employee, incorporator or shareholder of us, as such, will have any liability for any obligations of us under the notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of a note, by accepting a note waives and releases such liability. The waiver and release are part of the consideration for the issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

Calculation Agent

We will appoint a calculation agent for the notes prior to the commencement of the floating rate period and will keep a record of such appointment at our principal offices, which will be available to any holder of the notes upon request. In addition, we or an affiliate of ours may assume the duties of the calculation agent. We will act as the initial calculation agent. The Trustee will have not responsibility for any act or omission of the calculation agent.

Trustee

Wilmington Trust, National Association will act as trustee for the notes under the Indenture. At all times, the Trustee must be a corporation organized and doing business under the laws of the United States or any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision and examination by federal or state authorities and must otherwise comply with the applicable requirements of the Trust Indenture Act.

If an event of default with respect to the notes occurs, and is not cured, the Trustee will be required to use the degree of care of a prudent person in the conduct of his or her own affairs in the exercise of its powers. Subject to the provisions of the Indenture, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holders of the notes, unless they have offered to the Trustee security or indemnity satisfactory to the Trustee.

Wilmington Trust, National Association, in the future, may be the trustee under other indentures pursuant to which we issue debt. Wilmington Trust, National Association currently serves as Trustee under indentures governing our 5.375% Subordinated Notes due 2034, 4.50% Senior Notes due 2024 and 3.95% Senior Notes due 2022. Wilmington Trust, National Association and/or certain of its affiliates have in the past and may in the future provide banking, investment and other services to us. Pursuant to the Trust Indenture Act of 1939, if a default occurs with respect to the securities of any series, the Trustee will be required to eliminate any conflicting interest as defined in the Trust Indenture Act or resign as Trustee with respect to the securities of that series within 90 days of such default, unless such default were cured, duly waived or otherwise eliminated. In the event of such resignation, we would be required to appoint a successor trustee under the Indenture for the notes.

The Trustee assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this prospectus supplement or the accompanying prospectus or any other document in which we provide information regarding the Trustee, or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information

Notices

Any notices required to be given to the holders of the notes will be given to DTC, and DTC will communicate these notices to DTC participants in accordance with its standard procedures.

Governing Law

The Indenture and the notes are governed by and will be construed in accordance with the laws of the State of New York. The Indenture will be subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

The notes offered hereby will be issued only in fully registered form, without interest coupons, and in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

The notes will be evidenced by a global note which will be deposited with, or on behalf of, DTC, or any successor thereto, and registered in the name of Cede, as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

The global note will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee, unless one of the following occurs:

•	DTC notifies us that it is unwilling or unable to continue acting as the depositary for the global note, or DTC has ceased to be a clearing agency registered under the Exchange Act, and in either case we fail to appoint a successor depositary; or

•	an event of default with respect to the notes represented by the global note has occurred and is continuing.

In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered. Any such notes in certificated form will be issued in minimum denominations of $1,000 and multiples of $1,000 in excess thereof and may be transferred or exchanged only in such minimum denominations. In connection with any proposed exchange of a global note for a certificated note, there shall be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. Neither we nor the Trustee will be liable for any delay by DTC or any of its participants or indirect participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

•	you cannot have notes registered in your name if they are represented by the global note;

•	you cannot receive certificated (physical) notes in exchange for your beneficial interest in the global note;

•	you will not be considered to be the owner or holder of the global note or any note it represents for any purpose, including notices; and

•	all payments on the global note will be made to DTC or its nominee.

The laws of some jurisdictions require that certain kinds of purchasers (for example, certain insurance companies) can only own securities in definitive (certificated) form. These laws may limit your ability to transfer your beneficial interests in the global note to these types of purchasers.

Only institutions (such as a securities broker or dealer) that have accounts with DTC or its nominee (called “participants”) and persons that may hold beneficial interests through participants (including through Euroclear Bank SA/NV or Clearstream Banking, société anonyme, as DTC participants) can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants’ interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

Secondary trading in bonds and notes of corporate issuers is generally settled in clearing-house (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in DTC’s same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

We will make cash payments of interest on and principal of the global note to Cede, the nominee for DTC, as the registered owner of the global note. We will make these payments by wire transfer of immediately available funds on each payment date.

You may exchange or transfer the notes at the corporate trust office of the Trustee under the Indenture for the series of notes or at any other office or agency maintained by us for those purposes. We will not require payment of a service charge for any transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any applicable tax or other governmental charge. The transferor of any note shall provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

We have been informed that, with respect to any cash payment of interest on or principal of the global note, DTC's practice is to credit participants' accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in “street name, and will not be the responsibility of DTC, the Trustee or us.

We also understand that neither DTC nor Cede will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail or send an “omnibus proxy” to us as soon as possible after the record date. The omnibus proxy assigns Cede’s consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global note as to which such participant has, or participants have, given such direction.

DTC has also advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants.

Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We believe that the information in this section concerning DTC and its book-entry system has been obtained from reliable sources, but we do not take responsibility for the accuracy of this information. The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the Trustee have no responsibility or liability for any aspect of DTC’s or any participants’ records relating to beneficial interests in the global note, including for payments made on the global note, or other matter relating to the actions and practices of DTC or any of its participants, and we and the Trustee are not responsible for maintaining, supervising or reviewing any of DTC’s or any participants’ records.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax considerations that may be relevant to you if you purchase notes in this offering. This summary applies only to holders that purchase notes in the initial offering at their issue price (i.e., the first price at which a substantial amount of notes is sold to investors) and that hold the notes as capital assets (within the meaning of Section 1221 of the Internal Revenue Code of 1986, referred to as the Code) for U.S. federal income tax purposes (generally, assets held for investment). We intend, and by acquiring any notes each holder will agree, to treat the notes as indebtedness for U.S. federal income tax purposes, and this discussion assumes such treatment, although no opinions have been sought, and no assurances can be given, with respect to such treatment. The following discussion assumes that our treatment of the notes as indebtedness for U.S. federal income tax purposes will be respected.

This summary does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of such holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code). In addition, this summary does not apply to you if you are a member of a class of holders subject to special rules, such as a dealer or broker in securities, commodities or currencies; a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings; a bank; an insurance company or other financial institution; a tax-exempt organization; an entity treated as a partnership, S corporation or other pass-through entity for U.S. federal income tax purposes and investors therein; an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements; a person that owns notes that are a hedge or that are hedged against interest rate risks; a person that owns notes as part of a straddle, constructive sale or conversion transaction for tax purposes or other integrated transaction or risk reduction transaction; a person that purchases or sells notes as part of a wash sale for tax purposes; a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar; a U.S. expatriate; a regulated investment company or real estate investment trust; a controlled foreign corporation or a passive foreign investment company; a person deemed to sell the notes under the constructive sale provisions of the Code; a retirement plan, individual retirement account, 401(k) plan or similar tax favored account, or a person that will hold the notes in a retirement plan, individual retirement account, 401(k) plan or similar tax favored account; or a person liable for alternative minimum tax. In addition, this summary does not address any non-income tax considerations or any non-U.S. or state or local tax consequences.

This section is based on the Code, its legislative history, existing, temporary and proposed regulations promulgated thereunder, referred to as the Treasury regulations, and administrative and judicial interpretations thereof, published rulings and court decisions, all as in effect on the date of this prospectus supplement. The laws and authorities discussed herein are subject to change, possibly on a retroactive basis. No assurances can be given that any change in these laws or authorities will not affect the accuracy of the discussion set forth in this summary. We have not sought, and will not seek, any ruling from the Internal Revenue Service, or the “IRS,” with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions nor that the IRS will not assert, or a court would not sustain, a challenge to one or more of the tax consequences described below.

If a partnership holds the notes, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its independent tax advisors with regard to the U.S. federal income tax treatment of an investment in the notes.

You should consult your independent tax advisors regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of the notes in light of your particular circumstances, as well as the effect of any relevant state, local, non-U.S. or other tax laws.

U.S. Holders

This section applies to you if you are a “U.S. holder.” As used herein, the term “U.S. holder” means a beneficial owner of a note who or that is, for U.S. federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity classified as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined in the Code) have authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect to be treated as a U.S. person for federal income tax purposes.

If you are not a U.S. holder, this section does not apply to you and you should refer to “— Non-U.S. Holders” below.

Payments of Stated Interest. It is anticipated, and this discussion assumes, that the issue price of the notes will be equal to the stated principal amount or, if the issue price is less than the stated principal amount, the difference will be a de minimis amount (as set forth in the applicable Treasury regulations). Accordingly, stated interest on a note generally will be taxable to a U.S. holder as described below under “—Qualified Stated Interest.”

If, however, the issue price of a note is less than the stated redemption amount at maturity and the difference is more than a de minimis amount (as set forth in the applicable Treasury regulations), then a U.S. holder generally will be required to include the difference in income as original issue discount, or “OID,” as it accrues in accordance with a constant yield method. U.S. holders should consult their tax advisors as to the consequences to them if the notes are issued with OID.

Variable Rate Debt Instruments. The notes will initially bear interest at a fixed annual rate. From and including , 2026 to, but excluding, the maturity date or the date of earlier redemption, the notes will bear interest at a floating rate per annum equal to the benchmark rate, which is expected to be Three-Month Term SOFR, plus basis points. Under applicable Treasury regulations, a debt instrument will qualify as a “variable rate debt instrument” if (a) its issue price does not exceed the total noncontingent principal payments due under the debt instrument by more than a specified de minimis amount, (b) the debt instrument provides for stated interest, paid or compounded at least annually, at current values of (i) one or more “qualifying floating rates,” (ii) a single fixed rate and one or more qualified floating rates, (iii) a “single objective rate,” or (iv) a single fixed rate and a single objective rate that is a “qualified inverse floating rate,” and (c) except as described in (a) above, does not provide for any principal payments that are contingent. A “qualified floating rate” is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the debt instrument is denominated. Under the foregoing definition, the notes are expected to be treated as variable rate debt instruments for U.S. federal income tax purposes and the discussion below is based on this assumption.

Qualified Stated Interest. The tax treatment of interest paid on the notes depends on whether such interest constitutes “qualified stated interest,” referred to herein as “QSI.” Interest is QSI if it is unconditionally payable or will be constructively received, in cash or property, at least annually at a single fixed rate or at a single “qualified floating rate” or “objective rate” (each as defined in the applicable Treasury regulations) that qualifies under the variable rate debt instrument rules. The amount of qualified stated interest on variable rate debt instruments providing for interest other than at a single qualified floating rate or single objective rate, such as the notes, is determined pursuant to special rules discussed further under “—Determination of Interest Accruals on the Notes” below. Interest that is QSI will generally be includible in a U.S. holder’s income as ordinary interest income at the time such interest payments are accrued or received, depending on the U.S. holder’s regular method of accounting for U.S. federal income tax purposes. Interest that is not QSI is generally includible in a U.S. holder’s income under the rules governing OID, regardless of such U.S. holder’s method of accounting.

Determination of Interest Accruals on the Notes. Under applicable Treasury regulations, in order to determine the amount of QSI in respect of the notes, an equivalent fixed rate debt instrument must be constructed. The equivalent fixed rate debt instrument is a hypothetical instrument that has terms that are identical to those of the notes, except that the equivalent fixed rate debt instrument provides for fixed rate substitutes in lieu of the actual rates on the notes. The equivalent fixed rate debt instrument is constructed in the following fashion: (i) first, the initial fixed rate is replaced with a qualified floating rate such that the fair market value of the notes as of the notes’ issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the replacement qualified floating rate rather than the fixed rate, and (ii) second, each floating rate (including the floating rate determined under (i) above) is converted into a fixed rate substitute (which, in each case, generally will be the value of each floating rate as of the issue date of the notes).

Once the equivalent fixed rate debt instrument has been constructed pursuant to the foregoing rules, the amount of QSI, if any, is determined for the equivalent fixed rate debt instrument by applying the general QSI rules to the equivalent fixed rate debt instrument, and a U.S. holder of the notes will account for such QSI as if the U.S. holder held the equivalent fixed rate debt instrument.

For each accrual period, appropriate adjustments will be made to the amount of QSI assumed to have been accrued or paid with respect to the “equivalent” fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the notes during the accrual period.

Based upon current market conditions and the manner in which the interest rates on the notes are determined, we expect that the equivalent fixed rate debt instrument (as determined in the manner described above) would be treated as having a single fixed interest rate throughout the term of the notes for purposes of calculating QSI. Accordingly, solely for purposes of determining QSI, as of the issue date of the notes, we expect that the notes will be presumed to remain outstanding until maturity, all interest on the notes will be treated as QSI and the notes will not be treated as having been issued with any OID.

Purchase, Sale, Exchange, Redemption or Retirement of the Notes.  Your federal income tax basis in your note generally will be its cost. Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, you generally will recognize gain or loss equal to the difference between the amount you realized on the sale, exchange, redemption, retirement or other taxable disposition of a note, excluding an amount equal to any accrued but unpaid interest (which will be taxable as ordinary income to the extent not previously included in income), and your federal income tax basis in your note. Your amount realized is the sum of cash plus the fair market value of any property received upon the sale, exchange, redemption, retirement or other taxable disposition of a note. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if at the time of sale, exchange, redemption, retirement or other taxable disposition you have held the note for more than one year or short-term capital gain or loss if the note was held for one year or less. Under current law, long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be subject to reduced tax rates. Your ability to offset capital losses against ordinary income is limited.

Medicare Tax.  Certain U.S. holders that are individuals, estates or trusts and whose income exceeds certain thresholds are required to pay an additional 3.8 percent tax on their net investment income, which includes, among other things, interest income and capital gains from the sale or other disposition of notes less expenses associated with such income, subject to certain limitations and exceptions (referred to as the Medicare tax). If you are a U.S. holder that is an individual, estate or trust, you should consult your independent tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

Non-U.S. Holders

This section applies to you if you are a “non-U.S. holder.” As used herein, the term “non-U.S. holder” means a beneficial owner of a note who or that is an individual, corporation, estate or trust and is not a U.S. holder.

If you are a U.S. holder, this subsection does not apply to you and you should refer to “— U.S. Holders” above.

Payments of Interest.  Under U.S. federal income tax laws, and subject to the discussion of the Foreign Account Tax Compliance Act, referred to as FATCA, and backup withholding below, if you are a non-U.S. holder of notes, you generally will not be subject to U.S. federal income tax, including withholding tax, on payments of interest with respect to the notes provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations;

•	you are not a “controlled foreign corporation” that is related directly or constructively to us through stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code (generally in connection with an extension of credit pursuant to a loan agreement entered into in the ordinary course of the bank’s trade or business).

In addition, for this exemption from U.S. federal withholding tax to apply, a non-U.S. holder must provide the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or W-8BEN-E, or other appropriate documentation, certifying, under penalties of perjury, that such non-U.S. holder is not a U.S. person. If the non-U.S. holder holds its notes through a financial institution or other agent acting on its behalf, such non-U.S. holder will be required to provide appropriate documentation to the agent. Such non-U.S. holder’s agent will then be required to provide such documentation to the applicable withholding agent.

If you cannot satisfy the requirements outlined above, interest on the notes that is not effectively connected income (as discussed below) generally will be subject to U.S. federal withholding tax (currently imposed at a 30% rate, or a lower rate if an applicable income tax treaty so provides and you satisfy the relevant certification requirements). We will not pay any additional amounts to you in respect of any amounts so withheld. If interest on the notes is effectively connected with the conduct by you of a trade or business within the United States and, if an income tax treaty applies, such interest is attributable to a permanent establishment or fixed base in the United States, you generally will be subject to U.S. federal income tax on such interest in the same manner as if you were a U.S. holder and, if you are a non-U.S. corporation, you may also be subject to the branch profits tax (currently imposed at a rate of 30% or a lower rate if an income tax treaty so provides). Any such interest will not also be subject to U.S. federal withholding tax, however, if you deliver to us a properly executed IRS Form W-8ECI or acceptable substitute form in order to claim an exemption from U.S. federal withholding tax.

Purchase, Sale, Exchange, Redemption or Retirement of the Notes.  Subject to the discussion of backup withholding below, upon the sale, exchange, redemption, retirement or other taxable disposition of a note, you generally will not be subject to U.S. federal income or withholding tax on any gain recognized unless (1) the gain is effectively connected with the conduct by you of a trade or business within the United States and, if required under an applicable income tax treaty, is attributable to a permanent establishment or fixed base in the United States, or (2) you are a nonresident alien individual, who is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met. If you are a non-U.S. holder who is described under (1) above, see the discussion below under “- Effectively Connected Income.” If you are a non-U.S. holder who is described under (2) above, you generally will be subject to a flat 30% tax on the gain derived from the sale, exchange, redemption, retirement or other taxable disposition of notes, which may be able to be offset by certain U.S. capital losses (notwithstanding the fact that you are not considered a U.S. resident for U.S. federal income tax purposes). Any amount attributable to accrued but unpaid interest on the notes generally will be treated in the same manner as payments of interest made to you, as described above under “— Payments of Interest.”

Effectively Connected Income. If interest or gain recognized on a note is effectively connected with the conduct of a trade or business within the United States and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the non-U.S. holder in the United States, then such interest or gain will not be subject to the U.S. federal withholding tax discussed above if, in the case of interest, the non-U.S. holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8ECI. Such interest or gain, however, will generally be subject to U.S. federal income tax on a net income basis at regular U.S. federal income rates. In addition, a non-U.S. holder that is a foreign corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits, as adjusted for certain items, unless such non-U.S. holder qualifies for a lower rate or an exemption from such branch profits tax under an applicable income tax treaty.

Backup Withholding and Information Reporting

If you are a U.S. holder, information reporting generally will apply to certain payments of principal of, and interest on the notes and to the proceeds of the sale or other disposition (including a retirement or a redemption) of a note unless such U.S. holder is an exempt recipient (including, among others, a corporation or a tax-exempt organization). In general, a U.S. holder may be subject to U.S. federal backup withholding on payments on the notes and the proceeds of a sale or other disposition of the notes if such U.S. holder fails to (i) provide a properly completed and executed IRS Form W-9 to the applicable withholding agent providing such U.S. holder’s taxpayer identification number and complying with certain certification requirements or (ii) otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. We will not pay any additional amounts to you in respect of any amounts so withheld.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our notes by a non-U.S. holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States unless the proceeds are transferred to an account maintained by the holder in the United States, the payment of proceeds or the confirmation of the sale is mailed to the holder at a United States address or the sale has some other specified connection to the United States. However, if a non-U.S. holder sells or otherwise disposes of our notes through a U.S. broker or the U.S. offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the non-U.S. holder to the IRS and also to backup withhold on that amount unless such non-U.S. holder provides appropriate certification to the broker of its status as a non-U.S. person or otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code). Information reporting will also apply if a non-U.S. holder sells our notes through a foreign broker which derives more than a specified percentage of its income from U.S. sources or has certain other connections to the United States, unless such broker has documentary evidence in its records that such non-U.S. holder is a non-U.S. person and certain other conditions are met, or such non-U.S. holder otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a holder of notes generally will be allowed as a refund or a credit against such holder’s U.S. federal income tax liability as long as such holder provides the required information to the IRS in a timely manner.

FATCA

FATCA imposes, under certain circumstances, a withholding tax of 30% on payments of U.S. source interest made to certain non-U.S. entities (whether such non-U.S. entities are beneficial owners or intermediaries) unless various information reporting requirements are satisfied. Among other requirements, “foreign financial institutions” generally must provide information about their United States account holders and “non-financial foreign entities” must provide information about their substantial United States owners. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to FATCA may be subject to different rules. If an interest payment is subject both to withholding under FATCA and to the U.S. federal withholding tax discussed above under “Non-U.S. Holder — Payments of Interest,” the U.S. federal withholding tax under FATCA may be credited against, and therefore reduce, such other U.S. federal withholding tax. In addition, under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of any taxes imposed pursuant to FATCA. We will not pay any additional amounts to you in respect of any amounts withheld pursuant to FATCA. Prospective purchasers of the notes should consult their own independent tax advisors regarding these withholding and reporting provisions.

CERTAIN ERISA CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to Part 4 of Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, an “ERISA Plan”) should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts and any other plans that are subject to Section 4975 of the Code, (together with ERISA Plans, “Plans”) from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under Section 406 of ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code, that have not made an election under Section 410(d) of the Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”), are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).

The acquisition, holding or disposition of the notes by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (“Plan Asset Entity”) with respect to which we, an underwriter or any of our or its respective affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless an applicable exemption is available for such transactions. The U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase, holding or disposition of the notes. These exemptions include PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code may also provide exemptive relief.

Each purchaser or holder of the notes will be deemed to have represented and warranted by its purchase, holding or disposition of the notes that either (1) it is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing, holding or disposing of the notes on behalf of or with the assets of any Plan, Plan Asset Entity or Non-ERISA Arrangement, or (2) the purchase, holding and disposition of the notes will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

Neither we, nor the Trustee, nor any underwriter, including our and their affiliates, have made or will make a recommendation or provide advice on which any Plan, Plan Asset Entity or Non-ERISA Arrangement (or the fiduciary or other person with investment responsibilities over the assets of such Plan, Plan Asset Entity or Non-ERISA Arrangement) will rely in connection with the decision to purchase, hold or dispose of the notes. Neither we, nor the Trustee, nor any underwriter, including our and their affiliates, is acting as a fiduciary to such Plan, Plan Asset Entity or Non-ERISA Arrangement with respect to the purchase, holding or disposition of the notes by a Plan, Plan Asset Entity or Non-ERISA Arrangement.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering the purchase, holding or disposition of the notes on behalf of, or with the assets of, any Plan, Plan Asset Entity or Non-ERISA Arrangement, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investments as well as the availability of exemptive relief, as applicable. Purchasers of the notes have exclusive responsibility for ensuring that their purchase, holding and disposition of the notes do not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any similar provisions of Similar Laws. The sale of any note to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us, the Trustee, any underwriter, or any of our or their respective affiliates, that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

The foregoing discussion is merely a summary and should not be construed as legal advice or as complete in all relevant respects.

UNDERWRITING

We have entered into an underwriting agreement, dated August 3, 2021 (the “Underwriting Agreement”), with the underwriters named below (the “underwriters”), for whom Keefe, Bruyette & Woods, Inc. is acting as representative, with respect to the notes. Subject to certain conditions, each of the underwriters has agreed to purchase the aggregate principal amount of notes set forth next to its name in the following table.

Underwriter	Principal Amount of Notes
Keefe, Bruyette & Woods, Inc.	$80,000,000
Hovde Group LLC	$10,000,000
Wedbush Securities Inc.	$10,000,000
Total	$100,000,000

The obligations of the underwriters under the Underwriting Agreement, including their agreement to purchase the notes, are several and not joint. The Underwriting Agreement provides that the obligations of the underwriters to purchase the notes offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the notes if any of the notes are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, non-defaulting underwriters may increase their purchase commitments, or the Underwriting Agreement may be terminated.

The underwriters have advised us that they propose to offer the notes offered hereby to the public initially at the public offering price set forth on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price set forth on the cover of this prospectus supplement less a concession not in excess of 0.5% of the principal amount per note. After the initial offering, the underwriters may change the offering price and the other selling terms. No such change in the offering price or other selling terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Discounts, Commission and Expenses

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering (expressed as a percentage of the principal amount of the notes offered hereby).

	Per Note	Total
Public offering price(1)	100.00%	$100,000,000
Underwriting discounts and commissions paid by us	1.00%	$1,000,000
Proceeds to us, before expenses	99.00%	$99,000,000

(1) Plus accrued interest, if any, from the original issue date.

We estimate that our total expenses for this offering, including our reimbursement of the underwriters for their out-of-pocket expenses incurred in connection with this offering, including legal fees and expenses, marketing, syndication and travel expenses, and excluding underwriting discounts and commissions, will be approximately $350,000. In accordance with FINRA Rule 5110, the underwriters’ reimbursed expenses are deemed underwriting compensation for this offering.

Indemnification

We have agreed to indemnify the underwriters, and persons who control the underwriters, against certain liabilities, including liabilities under the Securities Act and to contribute to payments that the underwriters may be required to make in respect of these liabilities.

No Public Trading Markets

There is currently no public trading market for the notes. In addition, we have not applied and do not intend to apply to list the notes on any national securities exchange or to have the notes quoted on an automated dealer quotation system. The underwriters have advised us that they intend to make a market in the notes. However, the underwriters are not obligated to do so and may discontinue any market-making in the notes at any time in their sole discretion and without prior notice. Therefore, we cannot assure you that a liquid trading market for the notes will develop or continue, that you will be able to sell your notes at a particular time, or that the price that you receive when you sell will be favorable.

No Sale of Similar Securities

We have agreed with the underwriters that for a period of 45 days from the date of the Underwriting Agreement, we and our subsidiaries will not, without the prior consent of the underwriters, offer or sell, or enter into any agreement to sell, any debt securities (excluding deposit obligations) of ours or of our subsidiaries.

Stabilization

In connection with this offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which create a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue such activities at any time without notice.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by one or more of the underwriters or their affiliates.

Other than the prospectus supplement and the accompanying prospectus in electronic format, information on such websites and any information contained in any other website maintained by any of the underwriters or their affiliates is not part of this prospectus supplement or our registration statement of which the prospectus supplement and the accompanying prospectus forms a part, has not been approved or endorsed by us or any of the underwriters in their capacity as underwriters and should not be relied on by investors.

Our Relationships with the Underwriters

The underwriters and their affiliates have engaged, or may in the future engage, in investment banking transactions and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriters have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade indebtedness and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Other Matters

Other than in the United States, no action has been taken by us or any of the underwriters that would permit a public offering of the notes offered by this prospectus supplement in any jurisdiction in which action for that purpose is required. The notes offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. We and the underwriters require that the persons into whose possession this prospectus supplement comes inform themselves about, and observe any restrictions relating to, the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

We expect that delivery of the notes will be made against payment therefor on or about August 6, 2021, which will be the third business day following the date hereof (such settlement being referred to as “T+3”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

Selling Restrictions

European Economic Area

In relation to each member state of the European Economic Area (the “EEA”), each a Member State, no offer of the notes to the public has been or will be made in that Member State, except that offers of the notes to the public may be made in that Member State at any time under the following exemptions under the Prospectus Regulation:

•	to any legal entity which is a “qualified investor” as defined in the Prospectus Regulation;

•	to fewer than 150 natural or legal persons (other than qualified investors, as defined in the Prospectus Regulation), subject to obtaining the prior consent of the underwriter for any such offer; or

•	in any other circumstances falling within Article 1(4) of the Prospectus Regulation;

provided that no such offer of notes shall require us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of the above provisions, the expression “an offer of notes to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase or subscribe for any notes, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

This document is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(e) of the Prospectus Regulation that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, referred to herein as the Order, and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated. Each such person is referred to herein as a Relevant Person.

In the United Kingdom, any investment or investment activity to which this prospectus supplement relates is available only to Relevant Persons and will only be engaged with Relevant Persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the notes offered hereby will be passed upon for us by Stradley Ronon Stevens & Young, LLP, Philadelphia, Pennsylvania. Certain legal matters relating to this offering will be passed upon for the underwriters by Squire Patton Boggs (US) LLP, Cincinnati, Ohio.

EXPERTS

The consolidated financial statements for the years ended December 31, 2020 and 2019 incorporated in this Prospectus Supplement by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2020, and the effectiveness of the Company's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements for the year ended December 31, 2018 incorporated by reference in this prospectus supplement have been so incorporated in reliance upon the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. These documents may include periodic reports, such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Definitive Proxy Statements. Any documents that we subsequently file with the SEC will automatically update and replace the information we previously filed with the SEC. Therefore, in the case of a conflict or inconsistency between information set forth in this prospectus supplement or the accompanying prospectus and information incorporated by reference into this prospectus supplement or the accompanying prospectus, you should rely on the information contained in the document that was filed later.

This prospectus supplement incorporates by reference the documents listed below that we previously have filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 2, 2021 (including the information specifically incorporated by reference therein from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 12, 2021);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 10, 2021; and

•	Our Current Reports on Form 8-K filed with the SEC on January 8, 2021, March 29, 2021, March 31, 2021, April 22, 2021, May 18, 2021, May 26, 2021, June 30, 2021 and August 3, 2021.

We are also incorporating by reference all other documents that we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and the accompanying prospectus (other than, in each case, information deemed to have been furnished and not filed in accordance with SEC rules), prior to the termination of this offering.

Any statement contained in this prospectus supplement, the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

You may obtain a copy of any or all of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus from the SEC on its web site at www.sec.gov. You also may obtain these documents from us without charge (other than an exhibit to a document unless that exhibit is specifically incorporated by reference into that document) by requesting them from Andrew Sachs, Corporate Secretary, Customers Bancorp, Inc., 701 Reading Avenue, West Reading, PA 19611; telephone (610) 933-2000 or by visiting our website at www.customersbank.com. Except for our SEC filings incorporated by reference into this prospectus supplement and the accompanying prospectus that are available through our website, or as otherwise expressly stated herein, the information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus supplement or the accompanying prospectus or any other report or document we file with or furnish to the SEC.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is www.sec.gov. In addition, we maintain a website that contains information about us, including documents we have filed with the SEC, at www.customersbank.com. We have included the SEC’s web address and our web address as inactive textual references only. Except for our SEC filings specifically incorporated by reference into this prospectus supplement and the accompanying prospectus that are available through our website, or as otherwise expressly stated herein, the information found on, or otherwise accessible through, those websites is not incorporated into, and does not form a part of, this prospectus supplement or the accompanying prospectus or any other report or document we file with or furnish to the SEC.

We have also filed a registration statement (No. 333-239305) with the SEC relating to the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are parts of the registration statement. The registration statement contains more information than this prospectus supplement or the accompanying prospectus regarding us and our securities, including certain exhibits and schedules. You can obtain a copy of the registration statement and the exhibits and schedules from us at the address listed above or from the SEC’s website. The registration statement may contain additional information that may be important to you.

PROSPECTUS

$500,000,000

Customers Bancorp, Inc.

Voting Common Stock
Class B Non-Voting Common Stock
Preferred Stock
Debt Securities
Depositary Shares
Warrants
Units

We may offer and sell the securities identified above from time to time, in one or more transactions. We may also issue common stock, preferred stock, debt securities or depositary shares upon the conversion, exchange or exercise of certain of the securities identified above. This prospectus provides you with a general description of these securities. Each time we offer any securities pursuant to this prospectus, we will provide you with a prospectus supplement describing the specific terms of the securities being offered, including the price of the securities. The prospectus supplements and any related free writing prospectus also may add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, together with the documents incorporated by reference in this prospectus and any prospectus supplement, before you decide to invest in any of our securities. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that further describes the securities being offered and sold to you.

We may offer and sell these securities to or through one or more agents, dealers or underwriters as designated by us from time to time, or directly to purchasers or through a combination of these methods, on a continuous or delayed basis. If any agents, dealers or underwriters are involved in the offer and sale of any securities, the applicable prospectus supplement will set forth their names and any applicable purchase price, fee, commission or discount arrangement with, between or among them, or such amount will be calculable from the information set forth therein. For additional information, see “Plan of Distribution.” No securities may be sold without delivery of this prospectus and a prospectus supplement describing the method and terms of the offering of those securities.

Our common stock is listed on the New York Stock Exchange under the symbol “CUBI.” On June 18, 2020 the last reported sale price of our common stock on the New York Stock Exchange was $11.80 per share.

Unless otherwise indicated in the applicable prospectus supplement, the other securities offered hereby will not be listed on a national securities exchange.

Our principal executive offices are located at 1015 Penn Avenue, Suite 103, Wyomissing, Pennsylvania, 19610. Our telephone number is (610) 993-2000.

These securities are not savings accounts, deposits or other obligations of our bank or non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation, or the FDIC, or any other government agency.

Investing in our securities involves risks. See “Risk Factors” beginning on page 2 of this prospectus, as well as those risk factors contained in any prospectus supplement we file and in our reports filed with the Securities and Exchange Commission, or the SEC, that are incorporated or deemed to be incorporated by reference herein or in any applicable prospectus supplement, to read about other risk factors you should consider before making a decision to invest in any of our securities.

None of the SEC, any state securities commission, the Board of Governors of the Federal Reserve System, or the Federal Reserve, the FDIC or any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 2, 2020

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. Under this shelf registration statement, we are registering an unspecified amount of each class of the securities described in this prospectus, and may sell any combination of these securities in one or more offerings from time to time in the future, up to an aggregate offering amount of $500,000,000. This prospectus provides you with a general description of the securities we may offer and sell and is not meant to provide a complete description of each security. As a result, each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the offering, including specific amounts, prices and other terms of the securities being offered and other details related to the offering. The prospectus supplement may also add, update or change information contained in this prospectus. Such information may be further updated by documents incorporated by reference into this prospectus or a prospectus supplement. Any statement contained in this prospectus, any prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein or therein shall be deemed to be modified or superseded for purposes of this prospectus and any prospectus supplement to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the headings “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information” before making an investment decision.

This prospectus and any prospectus supplement do not contain all of the information set forth or incorporated by reference in the registration statement or the exhibits filed therewith. Statements contained or incorporated by reference in this prospectus and any applicable prospectus supplement as to the contents of any agreement or other document are only summaries, are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed as an exhibit to a document incorporated by reference in this prospectus or such prospectus supplement, as applicable, each such statement being qualified in all respects by such reference.

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized any person to provide you with any information or to make any representation other than those contained or incorporated by reference in this prospectus or any applicable prospectus supplement, and, if made, such information or representation must not be relied upon as having been given or authorized. Neither this prospectus nor any prospectus supplement constitutes an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus or any such prospectus supplement, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful. The delivery of this prospectus or any prospectus supplement will not, under any circumstances, create any implication that the information herein or therein is correct as of any time subsequent to the date of this prospectus or such prospectus supplement. You should assume that the information contained or incorporated by reference in this prospectus, any prospectus supplement or other offering materials is accurate only as of the dates of those documents or the documents incorporated by reference, as applicable. Our business, financial condition, results of operations and prospects may have changed since those dates. Any information disclosed in our subsequent filings with the SEC and any applicable prospectus supplement that is inconsistent with the information included in this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

We have not taken any action to permit a public offering of the securities offered by this prospectus or any prospectus supplement outside the United States or to permit the possession or distribution of this prospectus outside the United States, unless the applicable prospectus supplement so specifies. Persons outside the United States who come into possession of this prospectus or any prospectus supplement must inform themselves about and observe any restrictions relating to the offering of the securities and the distribution of this prospectus or such prospectus supplement outside of the United States.

All references in this prospectus and any prospectus supplement to “Customers Bancorp,” “Customers,” the “Company,” “we,” “us,” “our,” or similar references refer to Customers Bancorp, Inc., and its subsidiaries on a consolidated basis, except where the context otherwise requires or as otherwise indicated.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference herein and therein contain forward-looking information within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements relate to future events or future predictions, including events or predictions relating to future financial performance, and are generally identifiable by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “plan,” “intend,” or “anticipate” or the negative thereof or comparable terminology. Forward-looking statements reflect numerous assumptions, estimates and forecasts as to future events. No assurance can be given that the assumptions, estimates and forecasts underlying such forward-looking statements will accurately reflect future conditions, or that any guidance, goals, targets or projected results will be realized. The assumptions, estimates and forecasts underlying such forward-looking statements involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions, which may not be realized and which are inherently subject to significant business, economic, competitive and regulatory uncertainties and known and unknown risks, including the risks described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as such factors may be updated from time to time in our filings with the SEC. Our actual results may differ materially from those reflected in the forward-looking statements.

In addition to the risks described under “Risk Factors” in this prospectus and the documents incorporated by reference herein, other important factors to consider and evaluate with respect to such forward-looking statements include:

•	the impact of COVID-19 on the U.S. and global economies, including business disruptions, reductions in employment and an increase in business failures, specifically among our clients;
•	a prolonged downturn in the economy, particularly in the geographic areas in which we do business, or an unexpected decline in real estate values within our market areas;
•	the impact of COVID-19 on our employees and our ability to provide services to our clients and respond to their needs;
•	the impact of forbearances or deferrals we are required to provide or that we agree to as a result of customer requests and/or government actions, including, but not limited to our potential inability to recover fully deferred payments from the borrower or the collateral;
•	potential claims, damages, penalties, fines and reputational damage arising from litigation and regulatory and government actions relating to our participation in and execution of government programs related to the COVID-19 pandemic or as a result of our action in response to, or failure to implement or effectively implement, applicable federal, state and local laws, rules or executive orders requiring that we grant forbearances or not act to collect amounts due under our loans;
•	the effects of changes in accounting policies and practices, as may be adopted by the regulatory agencies, Financial Accounting Standards Board and other accounting standard setters, including the recently-adopted Accounting Standards Update (ASU) 2016-13, Financial Instruments—Credit Losses (CECL);
•	changes in external competitive market factors that might impact our results of operations;
•	changes in laws and regulations, including, without limitation, changes in capital requirements under Basel III;
•	the potential effects of heightened regulatory requirements applicable to banks with assets in excess of $10 billion;
•	changes in our business strategy or an inability to execute our strategy due to the occurrence of unanticipated events;
•	our ability to identify potential candidates for, and consummate, acquisition or investment transactions;
•	the timing of acquisition, investment or disposition transactions;
•	constraints on our ability to consummate an attractive acquisition or investment transaction because of significant competition for those opportunities;
•	local, regional and national economic conditions and events and the impact they may have on us and our customers;
•	costs and effects of regulatory and legal developments, including the results of regulatory examinations and the outcome of regulatory or other governmental inquiries and proceedings, such as fines or restrictions on our business activities;

iii

•	our ability to attract deposits and other sources of liquidity;
•	changes in the financial performance and/or condition of our borrowers;
•	changes in the level of non-performing and classified assets and charge-offs, which may require us to increase our allowance for credit losses, charge off loans and leases and incur elevated collection and carrying costs related to such non-performing assets;
•	changes in estimates of our future loan loss reserve requirements under CECL based upon our periodic review thereof under relevant regulatory and accounting requirements;
•	inflation, interest rate, securities market and monetary fluctuations;
•	the planned phasing out of London interbank offered rate, or LIBOR, as a benchmark reference rate;
•	timely development and acceptance of new banking products and services and perceived overall value of these products and services by users, including the products and services being developed and introduced to the market by the BankMobile division of Customers Bank;
•	changes in consumer spending, borrowing and saving habits;
•	technological changes;
•	our ability to successfully implement our growth strategy, control expenses and maintain liquidity;
•	continued volatility in the credit and equity markets and its effect on the general economy;
•	the businesses of Customers Bank and any acquisition targets or merger partners and subsidiaries not being integrated successfully or such integration being more difficult, time-consuming or costly than expected;
•	material differences in the actual financial results of merger and acquisition activities compared with our expectations, such as with respect to the full realization of anticipated cost savings and revenue enhancements within the expected time frame;
•	Customers Bank’s ability to pay dividends to Customers Bancorp;
•	risks relating to BankMobile, including:
• our ability to divest BankMobile on terms and conditions acceptable to us, in the timeframe we currently intend, and the possible effects on our business and results of operations of a divestiture of BankMobile or if we are unable to divest BankMobile for an extended period of time;
• the ability of Customers and a potential acquirer of BankMobile to meet all of the conditions to completion of any potential divestiture;
• our ability to execute on our White Label strategy to grow demand deposits through strategic partnerships;
• material variances in the adoption and usage rate of BankMobile’s services by new and current student customers compared to our expectations, particularly in light of COVID-19 and uncertainties relating to the operations of higher education institutions for the foreseeable future;
• the levels of usage of BankMobile student customers following graduation of additional product and service offerings of BankMobile or Customers Bank, including mortgages and consumer loans, and the mix of products and services used;
• our ability to implement changes to BankMobile’s product and service offerings under current and future regulations and governmental policies;
• our ability to effectively manage revenue and expense fluctuations that may occur with respect to BankMobile’s student-oriented business activities, which result from seasonal factors related to the higher-education academic year; and
• BankMobile’s ability to successfully implement its growth strategy and control expenses.
•	risks related to planned changes in our balance sheet, including:
• our ability to continue to reduce the size of our multi-family portfolio;
• our ability to execute our digital distribution strategy;
• our ability to manage the risks of change in our loan mix to include a greater portion of consumer loans;
• our ability to manage the risks associated with our participation in the Small Business Administration Paycheck Protection Program, including operational, compliance and fraud-related risks; and
• our ability to earn increased net interest income to recover reduced interchange income due to the loss of the small issuer exemption to the Durbin Amendment.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, or, in the case of other documents referred to herein, the dates of those documents. We do not undertake any obligation to release publicly or otherwise provide any revisions to these forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as may be required under applicable law.

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SUMMARY

This summary highlights information contained elsewhere in this prospectus and in the documents we incorporate by reference. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus and any applicable prospectus supplement carefully, including the “Risk Factors” sections contained in this prospectus or the applicable prospectus supplement and Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019 and Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as may be updated by our subsequently-filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as our financial statements and the related notes and the other documents incorporated by reference herein, which are described under the heading “Incorporation of Certain Documents by Reference” in this prospectus supplement.

Customers Bancorp, Inc.

Customers Bancorp, Inc. is a bank holding company located in Wyomissing, Pennsylvania engaged in banking and related businesses through its bank subsidiary, Customers Bank. Customers Bank is a community-based, full-service bank. A member of the Federal Reserve System and with deposits insured by the FDIC, Customers Bank is an equal opportunity lender that provides a range of banking services to small and medium-sized businesses, professionals, individuals and families through offices in Pennsylvania, Illinois, New York, Rhode Island, Massachusetts, New Hampshire and New Jersey. Committed to fostering customer loyalty, Customers Bank uses a High Tech/High Touch strategy that includes use of technology to provide customers access to their money, as well as Concierge Banking® by appointment at customers’ homes or offices 12 hours a day, seven days a week. Customers Bank offers a continually expanding portfolio of loans to small businesses, multi-family projects, mortgage companies and consumers. BankMobile is a division of Customers Bank, offering high-tech, digital banking services to consumers, students, and the “under banked” nationwide, along with “Banking as a Service” offerings with white label partners. At March 31, 2020, Customers Bancorp had total assets of approximately $12.0 billion, total loans and leases, net of the allowance for credit losses on loans and leases (including held-for-sale loans) of $10.2 billion, total deposits of $8.4 billion, and shareholders' equity of $965 million.

Our principal executive offices are located at 1015 Penn Avenue, Suite 103, Wyomissing, Pennsylvania, 19610. Our telephone number is (610) 993-2000. Our Internet address is www.customersbank.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any prospectus supplement or any other report or document we file with or furnish to the SEC.

RISK FACTORS

An investment in our securities involves substantial risks. In consultation with your own advisors, you should carefully consider, among other matters, the risk factors and other information we include or incorporate by reference in this prospectus and any prospectus supplement before deciding whether to invest in our securities. In particular, you should carefully consider, among other things, the factors described under the caption “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019 and Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as may be updated by our subsequently-filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If any of the risks contained in or incorporated by reference into this prospectus or any prospectus supplement develop into actual events, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected, the market price of our securities could decline and you may lose all or part of your investment. Some statements in this prospectus and any prospectus supplement, and in the documents incorporated by reference into this prospectus or any prospectus supplement, including statements relating to the risk factors, constitute forward-looking statements. See the “Cautionary Note Regarding Forward-Looking Statements” sections in this prospectus and any prospectus supplement.

2

USE OF PROCEEDS

        Unless otherwise indicated in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the offered securities for general corporate purposes, which may include refinancing, reducing or repaying debt; investments in Customers Bank and any other of our subsidiaries as regulatory capital to fund growth; financing possible investments or acquisitions; expansion of the business; and investments at the holding company level. The prospectus supplement with respect to an offering may identify different or additional uses for the proceeds of that offering. In most cases, management will retain broad discretion over the allocation of net proceeds.

Except as otherwise stated in an applicable prospectus supplement, pending the application of the net proceeds, we expect to invest the proceeds in short-term obligations.

3

DESCRIPTION OF THE SECURITIES

This prospectus contains a summary of the common stock, the preferred stock, the debt securities, the depositary shares, the warrants and the units that we may offer and issue under this prospectus. The particular material terms of the securities offered by a prospectus supplement will be described in that prospectus supplement. If indicated in the applicable prospectus supplement, the terms of the offered securities may differ from the terms summarized below. The prospectus supplement will also contain information, where applicable, about material United States federal income tax considerations relating to the offered securities, and the securities exchange, if any, on which the offered securities will be listed. The descriptions herein and in the applicable prospectus supplement do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the actual documents whose terms are summarized herein and in the applicable prospectus supplement, because those documents, and not the summaries, define your rights as holders of the relevant securities. For more information, please review the forms of these documents, which are or will be filed with the SEC and will be available as described under the heading “Where You Can Find More Information” below.

4

DESCRIPTION OF COMMON STOCK

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock that we may offer under this prospectus. The following description provides a summary of the terms of our common stock, but does not purport to be complete and is subject to and qualified by reference to our articles of incorporation and bylaws, which have been filed or incorporated by reference in the registration statement of which this prospectus is a part. The description below does not contain all of the information that you might find useful or that might be important to you. You should refer to the provisions of our articles of incorporation and bylaws because they, and not the summaries, define the rights of holders of shares of our common stock. These documents are available as described under the heading “Where You Can Find More Information.”

General

Under our articles of incorporation, we are authorized to issue up to an aggregate amount of 300,000,000 shares of stock, comprising:

•	100,000,000 shares of voting common Stock, par value $1.00 per share;
•	100,000,000 shares of Class B non-voting common stock, par value $1.00 per share; and
•	100,000,000 shares of preferred stock.

Our board of directors has the authority to establish and divide the authorized and unissued shares of voting common stock and of Class B non-voting common stock into series or classes and to fix and determine, to the extent not already determined in our articles of incorporation, the designations, preferences, and other special rights, including conversion rights, and the qualifications, limitations, or restrictions on those rights attributable to the shares in a series or class.  As of June 15, 2020, there were 31,491,151 shares of voting common stock and no shares of Class B non-voting common stock outstanding.

Our board of directors also has the authority to establish and divide the authorized and unissued shares of preferred stock into series or classes or both and to determine whether or not shares in any series or class of preferred stock have par value and, if so, the par value, whether or not the shares in a series or class have voting rights and if so whether those voting rights are full, limited, multiple or fractional, and for each series or class of preferred stock, the designations, preferences, and other special rights, if any, including dividend rights, conversion rights, redemption rights and liquidation preferences, if any, and the qualifications, limitations, or restriction on those rights, and the number of shares of each series or class.  As of June 15, 2020, there were 2,300,000 shares of our Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C outstanding, 1,000,000 shares of our Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D outstanding, 2,300,000 shares of our Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series E outstanding and 3,400,000 shares of our Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series F outstanding.

Our board of directors previously created two series of preferred stock, Fixed Rate Perpetual Preferred Stock, Series A and Fixed Rate Cumulative Perpetual Preferred Stock, Series B. All shares of these two series of preferred stock were repurchased by us on December 28, 2011 and are no longer outstanding.  The shares of these two series were canceled, and the authorized number of shares of each series have reverted to authorized but unissued shares of preferred stock and may be issued as part of any series of preferred stock hereafter designated by the board of directors.

Our board of directors, in its sole discretion, has authority to sell any treasury stock and/or unissued securities, options, warrants, or other rights to purchase any of our securities, upon such terms as it deems advisable. Subject to applicable law and the provisions of our articles of incorporation and bylaws, our board of directors could issue preferred stock, or additional shares of voting common stock or Class B non-voting common stock, with terms different from those of our existing common stock, at any time.

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Voting Rights

Except as otherwise required by law and except as provided by the terms of any other class or series of stock, holders of voting common stock have the exclusive power to vote on all matters presented to our shareholders, including the election of directors.  Each holder of voting common stock is entitled to one vote per share.  The holders of voting common stock do not have the right to vote their shares cumulatively in the election of directors. This means that, for each director position to be elected, a shareholder may only cast a number of votes equal to the number of shares held by the shareholder.

Any action that would significantly and adversely affect the rights of the Class B non-voting common stock with respect to the modification of the terms of those securities or dissolution requires the approval of the holders of Class B non-voting common stock voting separately as a class. Otherwise, the holders of the Class B non-voting common stock have no voting power, and do not have the right to participate in or have notice of any meeting of shareholders.

Because our articles of incorporation permit the board of directors to set the voting rights of preferred stock, it is possible that holders of one or more series of preferred stock issued in the future could have voting rights of any sort, which could limit the effect of the voting rights of holders of voting common stock.

Dividend Rights

The holders of our common stock are entitled to receive dividends declared by our board of directors out of any assets legally available for distribution. We may not pay dividends or other distributions unless we have paid, declared or set aside all accumulated dividends and any sinking fund, retirement fund or other retirement payments on any class of stock having preference as to payments of dividends over our common stock. As a holding company, our ability to pay dividends is affected by the ability of our subsidiaries, including Customers Bank, to pay dividends or otherwise transfer funds to us. The ability of our subsidiaries to pay dividends or make other distributions to us, and our ability to pay dividends to shareholders is, and could in the future be, subject to or influenced by bank regulatory requirements and capital guidelines.

Because our articles of incorporation permit our board of directors to set the dividend rights of preferred shares, it is possible that holders of one or more series of preferred shares issued in the future could have dividend rights that differ from those of the holders of our common stock, or could have no right to the payment of dividends.  If the holders of a class or series of preferred stock is given dividend rights, the right of holders of preferred shares to receive dividends could have priority over the right of holders of our common stock to receive dividends. As discussed above under "—General" we have currently issued and outstanding shares of preferred stock that have priority over the right of holders of our common stock to receive dividends.

We have followed and presently intend to continue following a policy of retaining earnings, if any, to increase our net worth and reserves. We have not historically declared or paid dividends on our common stock, and we do not expect to do so in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including our earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, our ability to service any equity or debt obligations senior our common stock, and other factors deemed relevant by our board of directors.

Redemption, Preemptive Rights and Repurchase Provisions

Our common stock has no preemptive rights or redemption or repurchase provisions. The shares are non-assessable and require no sinking fund. Repurchases of our voting common stock are subject to Federal Reserve regulations and policies, and in some cases also may be subject to prior notice to and approval by the Federal Reserve. Our ability to make repurchases of our common stock also may be effectively constrained by federal and state bank regulatory capital requirements.

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Liquidation Rights

In the event we are liquidated, dissolved or our affairs are wound up, the holders of our common stock will be entitled to share ratably in all of our assets remaining after paying or making adequate provision for all our debts and liabilities, subject, however, to any preferential liquidation rights of holders of any other class or series of our stock outstanding at that time. If our only asset is our ownership of Customers Bank, it is likely that, if Customers Bank is then in liquidation or receivership, our shareholders will not receive anything on account of their shares.

Potential Anti-Takeover Effect of Governing Documents and Applicable Law

Some provisions of Pennsylvania law, our articles of incorporation and our bylaws may have the effect of deterring or discouraging, among other things, a non-negotiated tender or exchange offer for our common stock, a proxy contest for control of the company, the assumption of control of the company by a holder of a large block of common stock or the removal of our board of directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that shareholders may otherwise consider to be in their best interest or in our best interest, including transactions which provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Provisions of Our Governing Documents.  Our articles of incorporation and bylaws include provisions that may have the effects summarized above. These provisions:

•	Empower our board of directors, without shareholder approval, to issue preferred stock, the terms of which, including voting power, are set by our board of directors;
•	Divide our board of directors into three classes serving staggered three-year terms;
•	Restrict the ability of shareholders to remove directors;
•

Require that shares with at least 80% of total voting power approve mergers and other similar transactions with a person or entity holding stock with more than 5% of our voting power, if a reorganization is not approved, in advance, by two-thirds of the members of our board of directors;

•	Prohibit action by the shareholders without a shareholder meeting;
•	Require that shares representing at least 80% of total voting power approve the repeal or amendment of certain provisions of our articles of incorporation;
•

Require any person who acquires our stock with voting power of 25% or more to offer to purchase for cash all remaining shares of our voting stock at the highest price paid by such person for shares of our voting stock during the preceding year;

•	Eliminate cumulative voting in elections of directors;

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•	Require that shares representing at least two-thirds of the total voting power approve any amendment to or repeal of our bylaws;
•

Require that our board of directors give due consideration to the effect of a proposed transaction on the depositors, employees, suppliers, customers and other of our and our subsidiaries’ constituents and on the communities in which we and they operate or are located, and to the business reputation of the other party and our value in a freely negotiated sale and of our future prospects as an independent entity;

•	Require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders; and
•	Provide that officers, directors, employees, agents and persons who own 5% or more of the voting securities of any other corporation or other entity that owns 66 2/3% or more of our outstanding voting stock cannot constitute a majority of the members of our board of directors.

Provisions of Applicable Law.   The Pennsylvania Business Corporation Law also contains certain provisions applicable to us that may have the effect of impeding a change in control. These provisions, among other things, prohibit for five years, subject to certain exceptions, a “business combination,” which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets with a shareholder or group of shareholders beneficially owning 20% or more of the corporation’s voting power in an election of directors. In addition, certain provisions of the Pennsylvania Business Corporation Law:

•	Expand the factors and groups (including shareholders) a board of directors can consider in determining whether a certain action is in the best interests of the corporation;
•	Provide that a board of directors need not consider the interests of any particular group as dominant or controlling;
•

Provide that directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof for actions relating to an acquisition or potential acquisition of control;

•

Provide that actions relating to acquisitions of control that are approved by a majority of “disinterested directors” are presumed to satisfy the directors’ standard of care, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

•	Provide that the fiduciary duties of directors are solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

The Pennsylvania Business Corporation Law also provides that the fiduciary duties of directors do not require directors to:

•	Redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;
•

Render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law, relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

•	Take action as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of us or the consideration that might be offered or paid to shareholders in such an acquisition.

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Pursuant to provisions of our articles of incorporation, and in accordance with Pennsylvania law, we have opted out of coverage by the “disgorgement,” “control transactions,” “control-share acquisitions,” “severance compensation,” and “labor contracts” provisions of the Pennsylvania Business Corporation Law. As a result of our opting-out from coverage by these statutes, none of the “disgorgement,” “control transactions,” “control-share acquisitions,” “severance compensation,” or “labor contracts” statutes would apply to a non-negotiated attempt to acquire control of us, although such an attempt would still be subject to the special provisions of our governing documents.

New York Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange under the symbol “CUBI.”

Transfer Agent

Computershare serves as the transfer agent and registrar for our common stock.

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DESCRIPTION OF PREFERRED STOCK

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the preferred stock that we may offer under this prospectus. While the terms summarized below will apply generally to any shares of preferred stock that we may offer, we will describe the particular terms of any series of preferred stock in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any shares of preferred stock offered under that prospectus supplement may differ from the terms described below. Specific statements with respect to shares will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the statement with respect to shares that contains the specific terms of the shares of preferred stock.

General

Our articles of incorporation provides that our board of directors may issue, without action by our shareholders, a maximum of 100,000,000 shares of preferred stock, in one or more series and with such terms and conditions, at such times and for such consideration, as the board of directors may determine. As of June 15, 2020, there were 2,300,000 shares of our Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C outstanding, 1,000,000 shares of our Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D outstanding, 2,300,000 shares of our Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series E outstanding and 3,400,000 shares of our Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series F outstanding. The rights and privileges relating to these outstanding shares of our preferred stock are governed by the applicable statement with respect to shares for each series of preferred stock, which have been incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should refer to those statements with respect to shares for the specific terms of the preferred stock that is outstanding, which may be important to you.

Our board of directors previously created two series of preferred stock, Fixed Rate Perpetual Preferred Stock, Series A and Fixed Rate Cumulative Perpetual Preferred Stock, Series B. All shares of these two series of preferred stock were repurchased by us on December 28, 2011 and are no longer outstanding.  The shares of these two series were canceled, and the authorized number of shares of each series have reverted to authorized but unissued shares of preferred stock and may be issued as part of any series of preferred stock hereafter designated by the board of directors.

In authorizing the issuance of any additional shares of our preferred stock, other than additional shares of the series of preferred stock that are then currently outstanding, our board of directors may determine the following:

•	the voting powers, if any, of the holders of shares of such series in addition to any voting rights affirmatively required by law;
•

the rights of shareholders in respect of dividends, including, without limitation, the rate or rates per annum and the time or times at which (or the formula or other method pursuant to which such rate or rates and such time or times may be determined) and conditions upon which the holders of shares of such series will be entitled to receive dividends and other distributions, and whether any such dividends will be cumulative or noncumulative and, if cumulative, the terms upon which such dividends will be cumulative;

•

whether the shares of each such series shall be redeemable by us at our option or the holder of the shares, and, if redeemable, the terms and conditions upon which the shares of such series may be redeemed;

•	the amount payable and the rights or preferences to which the holders of the shares of such series will be entitled upon any voluntary or involuntary liquidation, dissolution or winding-up;

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•

the terms, if any, upon which shares of such series will be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any; and

•	any other designations, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, so far as they are not inconsistent with the provisions of our articles of incorporation and to the full extent now or hereafter permitted under Pennsylvania law.

Terms

You should read the applicable prospectus supplement relating to the particular series of preferred stock being offered and issued and the related statement with respect to shares for specific terms of the shares of preferred stock of such series, including, where applicable:

•	the title of the series, stated value and liquidation preferences, the number of shares constituting the series and the number of shares of the series that are being offered;
•	the price or other consideration for which the shares will be issued;
•

the dividend rate(s) (or method of calculation), the dividend periods, the dates on which dividends shall be payable and whether the dividends will be cumulative or noncumulative and, if cumulative, the dates at which the dividends shall begin to cumulate, and the participating and other rights, if any, with respect to dividends;

•	the redemption or sinking fund provisions, if any;
•	whether the shares will be convertible into, or exchangeable for, shares of any other class or series and, if so, the provisions relating to conversion or exchange rights;

•	the voting powers, full or limited, if any, of the shares offered; and
•	such other powers, preferences, rights, qualifications, limitations and restrictions thereof as our Board may deem advisable.

When we issue shares of preferred stock, the shares will be fully paid and nonassessable, which means the full purchase price of the shares will have been paid and holders of the shares will not be assessed any additional monies for the shares.  Unless the applicable prospectus supplement indicates otherwise, each series of the preferred stock will rank equally with any outstanding shares of our preferred stock and each other series of the preferred stock.  Unless the applicable prospectus supplement states otherwise, the preferred stock will have no preemptive rights to subscribe for any additional securities which are issued by us, meaning, the holders of shares of preferred stock will have no right to buy any portion of the issued securities.

In addition, unless the applicable prospectus supplement indicates otherwise, we will have the right to “reopen” a previous issue of a series of preferred stock by issuing additional preferred stock of such series.

The transfer agent, registrar, dividend disbursing agent, calculation agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

Dividends

The holders of the preferred stock of each series will be entitled to receive cash dividends out of funds legally available, when, as and if, declared by our board of directors or a duly authorized committee of the board, at the rates and on the dates stated in the applicable prospectus supplement.  These rates may be fixed, or variable, or both.  If the dividend rate is variable, the applicable prospectus supplement will describe the formula used to determine the dividend rate for each dividend period.  We will pay dividends to the holders of record as they appear on our stock books on the record dates determined by our board of directors or an authorized committee of our board.

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Voting Rights

Holders of shares of preferred stock will have no voting rights, except as (i) otherwise stated in the applicable prospectus supplement, (ii) as otherwise stated in the statement with respect to shares establishing such series or (iii) as required by applicable law.

Under Federal Reserve Board regulations, if the holders of any series of preferred stock become entitled to vote for the election of directors, that series may then be considered a class of voting securities.  A holder of 25% or more of a series may then be subject to regulation as a savings and loan holding company under the Home Owners Loan Act or a bank holding company under the Bank Holding Company Act, depending on the nature of the holder.  In addition, at the time that the series are deemed a class of voting securities, any bank holding company or savings and loan holding company may be required to obtain the prior approval of the Federal Reserve Board in order to acquire more than 5% of that series, and any person other than a savings and loan or a bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire 10% or more of that series.

Redemption

A series of the preferred stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption under a sinking fund or otherwise as described in the applicable prospectus supplement. If a series of preferred stock is redeemable at our option, that applicable prospectus supplement will specify the conditions to such redemption and any restrictions, whether pursuant to the terms of the preferred stock or other securities or obligations of our, or pursuant to regulatory requirements, on our ability to redeem. If a series of preferred stock is subject to mandatory redemption, the applicable prospectus supplement will specify the number of shares that we will redeem, the time or times for such redemption, the redemption price per share and other obligations of ours in connection with the redemption. In each case, the applicable prospectus supplement will indicate whether the redemption price can be paid in cash or other property.  Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

Conversion and Exchange

If any series of preferred stock we propose to offer and issue is convertible into or exchangeable for any other class or series of our capital stock or any other securities of ours, the applicable prospectus supplement relating to that series will describe the terms and conditions governing the conversions and exchanges.

Liquidation Rights

If we voluntarily or involuntarily liquidate, dissolve or wind up our business, the holders of shares of each series of preferred stock and any other securities that have rights equal to that series of preferred stock under these circumstances, will be entitled to receive out of our assets that are available for distribution to stockholders a distribution in the amount provided in statement with respect to shares and will receive such distributions (if any) before any distribution to holders of common stock or of any securities ranking junior to the series of preferred stock. If our assets are insufficient to pay all amounts to which holders of preferred stock are entitled, we will make no distribution on the preferred stock or on any other securities ranking equal to the preferred stock unless we make a pro rata distribution to those holders. After we pay the full amount of the liquidation distribution to which the holders are entitled, the holders will have no right or claim to any of our remaining assets.

Unless otherwise stated in the applicable prospectus supplement or the related statement with respect to shares, neither the sale of all or any part of our property and business, nor our merger into or consolidation with any other corporation, nor the merger or consolidation of any other corporation with or into us, will be deemed to be a dissolution, liquidation or winding up.

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DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. We may offer debt securities which may be senior or subordinated. While the terms summarized below will apply generally to any debt securities that we may offer, we will describe the particular terms of any debt securities we offer in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any debt securities offered under that prospectus supplement may differ from the terms described below. The applicable senior or subordinated indenture, the applicable supplemental indenture and the form of debt security relating to a particular offering of debt securities have been or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the applicable indenture and supplemental indenture that contains the specific terms of the debt securities.

We may issue senior debt securities from time to time, in one or more series under a senior indenture that we have entered into with a trustee, which we refer to as the “senior trustee” or in another senior indenture we may enter into in the future with a senior trustee. We may issue subordinated debt securities from time to time, in one or more series under a subordinated indenture that we have entered into with a trustee, which we refer to as the “subordinated trustee” or in another subordinated indenture we may enter into in the future with a subordinated trustee. The senior indenture and subordinated indenture are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. Together, the senior indenture and the subordinated indenture are referred to as the “indentures” and, together, the senior trustee and the subordinated trustee are referred to as the “trustees.” This prospectus briefly outlines some of the provisions of the indentures. The below summary of the material provisions of the indentures is qualified in its entirety by the provisions of the indentures, including definitions of certain terms used in the indentures. Wherever we refer to particular sections or defined terms of the indentures, those sections or defined terms are incorporated by reference in this prospectus or the applicable prospectus supplement.

Customers Bancorp is a bank holding company and almost all of our operating assets are owned by Customers Bank.  We are a legal entity separate and distinct from Customers Bank.  We rely primarily on dividends from Customers Bank to meet our obligations.  There are regulatory limitations on the payment of dividends directly or indirectly to us from Customers Bank.  Accordingly, our debt securities will be effectively subordinated to all existing and future liabilities of Customers Bank, and holders of our debt securities should look only to our assets for payments of the debt securities.

As used in this section only, “Customers,” "Customers Bancorp," the "Company," “we,” “our” or “us” refer to Customers Bancorp, Inc., excluding our subsidiaries, unless expressly stated or the context otherwise requires.

General

The indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities under the indentures from time to time in one or more series. We may from time to time, without giving notice to or seeking the consent of the holders of the debt securities of any series, issue debt securities having the same ranking and the same terms (other than the public offering price, issue date, payment of interest accruing prior to the issue date and, under some circumstances, the first interest payment date) as the debt securities of a previously issued series. Any additional debt securities having such identical terms, together with the debt securities of the applicable series previously issued, will constitute a single series of debt securities under the applicable indenture.

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As of June 15, 2020, we have outstanding three series of senior and subordinated debt securities: (i) 3.95% senior notes due 2022, (ii) 4.50% senior notes due 2024 and (iii) 5.375% subordinated notes due 2024. Each of these series of notes was issued pursuant to an indenture and a supplemental indenture that define the terms of such notes, and such indentures and supplemental indentures have been incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should refer to those indentures and supplemental indentures for the specific terms applicable to our outstanding debt securities, which may be important to you.

Unless otherwise provided in a prospectus supplement, the senior debt securities we issue will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The subordinated debt securities we issue will be our unsecured obligations and will be subordinated in right of payment to the prior payment in full of all of our senior indebtedness, which term includes senior debt securities, as described below under “—Subordination.” In certain events of insolvency, the subordinated debt securities will also be subordinated to certain other financial obligations, as described below under “—Subordination.”

You should read the applicable prospectus supplement relating to the particular debt securities being offered and issued for specific terms, including, where applicable:

•	the title and type of the debt securities;
•

the aggregate principal amount of the debt securities being offered, the aggregate principal amount of the debt securities outstanding as of the most recent practicable date and any limit on their aggregate principal amount, including the aggregate principal amount of debt securities authorized;

•	the price at which the debt securities will be issued, which may be expressed as a percentage of the principal;
•	the date or dates, or the method for determining the date or dates, on which the principal of the debt securities will be payable;
•

the interest rates, if any, which rate may be zero if the debt securities are issued at a discount from the principal amount payable at maturity, or the method by which the interest rates will be determined, including, if applicable, any remarketing option or similar method;

•	the date or dates from which interest, if any, will accrue or the method by which the date or dates will be determined;
•	the interest payment dates and the record dates for interest payment dates, or the method by which such dates will be determined;
•	the persons to whom interest will be payable;
•

the place or places where the principal of, and any premium or interest on, the debt securities will be payable, where any debt securities may be surrendered for registration of transfer or exchange, and where any debt securities may be surrendered for conversion or exchange;

•	where notices or demands to or upon us in respect of the debt securities and the applicable indenture may be served;
•

whether any of the debt securities are to be redeemable at our option and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which they may be redeemed, in whole or in part;

•

whether we will be obligated to redeem or purchase any of the debt securities pursuant to any sinking fund or analogous provision or at the holder’s option, and, if so, the dates or prices and the other terms on which the debt securities must be redeemed or purchased pursuant to this obligation and any provisions for the remarketing of the debt securities so redeemed or purchased;

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•

whether the debt securities will be convertible into our common or preferred stock and/or exchangeable for other securities of ours and, if so, the terms and conditions upon which the debt securities will be convertible or exchangeable;

•	if other than United States dollars, the currency of payment in which the principal of, and any premium or interest on, the debt securities will be paid;
•

if other than the principal amount, the portion of the principal amount, or the method by which the portion will be determined, of the debt securities that will be payable upon declaration of acceleration of the maturity of the debt securities;

•

whether the principal of, and any premium or interest on, the debt securities will be payable, at our or the holder’s election, in a currency other than that in which the debt securities are stated to be payable, and the dates and the other terms upon which this election may be made;

•	any index, formula or other method used to determine the amount of principal of, and any premium or interest on, the debt securities;
•	whether the debt securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;
•	whether the debt securities are senior or subordinated and, if subordinated, the applicable subordination provisions;
•

in the case of subordinated debt securities, the relative degree, if any, to which the subordinated debt securities will be senior to or be subordinated to other series of subordinated debt securities or other indebtedness of ours in right of payment, whether the other series of subordinated debt securities or other indebtedness is outstanding or not;

•	any provisions relating to any security provided for the debt securities;
•	whether the debt securities will be guaranteed as to payment or performance;
•

any addition to, deletion of or change in the "events of default" described in this prospectus or in the indentures with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the applicable indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the applicable indenture with respect to the debt securities;
•	the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or in the applicable indenture;
•	whether any of the debt securities are to be issued upon the exercise of warrants and the time, manner and place for the debt securities to be authenticated and delivered;
•	whether and under what circumstances we will pay any additional amounts on the debt securities in respect of any tax, assessment or governmental charge;
•

the name of the applicable trustee and the nature of any material relationship with us or any of our affiliates, and the percentage of debt securities of the class necessary to require the trustee to take action;

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•	the names of any depositaries, security registrars, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities; and
•	any other terms of the debt securities, which may supplement, modify or delete any provision of the applicable indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the offer and sale of the securities.

We may issue debt securities that provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity of the debt securities. We refer to any such debt securities throughout this prospectus as “original issue discount securities.” The applicable prospectus supplement will describe the United States federal income tax consequences and other relevant considerations applicable to original issue discount securities.

Except as described under “—Consolidations, Mergers and Sales of Assets” or as may be set forth in any prospectus supplement, the debt securities will not contain any provisions that (i) would limit our ability to incur indebtedness or (ii) would afford holders of debt securities protection in the event of (a) a highly leveraged or similar transaction involving us, or (b) a change of control or reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the debt securities. In the future, we may enter into transactions, such as the sale of all or substantially all of our assets or a merger or consolidation, that may have an adverse effect on our ability to service our indebtedness, including the debt securities, by, among other things, substantially reducing or eliminating our assets.

We will provide you with more information in the applicable prospectus supplement regarding any deletions, modifications, or additions to the events of default or covenants that are summarized below, including any addition of a covenant or other provision providing event risk or similar protection.

Unless otherwise set forth in the applicable prospectus supplement, the trustee will act as the paying agent. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Unless otherwise set forth in the applicable prospectus supplement, holders may present the debt securities for transfer, duly endorsed or accompanied by a written instrument of transfer if so required by us or the security registrar, or exchange for other debt securities of the same series containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount, in each case at the office or agency maintained by us for this purpose, which will initially be the corporate trust office of the trustee. Any transfer or exchange will be made without service charge, although we may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses then payable. Neither we nor the trustee or the registrar is required to issue, register the transfer of, or exchange debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities and ending at the close of business on the day of mailing or register the transfer of or exchange any debt security selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

If the purchase price, or the principal of, or any premium or interest on, any debt securities is payable in, or if any debt securities are denominated in, one or more foreign currencies or currency units, the restrictions, elections, U.S. Federal income tax considerations, specific terms and other information will be set forth in the applicable prospectus supplement.

Conversion and Exchange

The terms, if any, on which debt securities are convertible into or exchangeable for, either mandatorily or at our or the holder’s option, property or cash, common stock, preferred stock or other securities of ours, or a combination of any of these, will be set forth in the applicable prospectus supplement.

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Global Securities

The debt securities may be issued, in whole or in part, in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement and registered in the name of the depositary or its nominee. Interests in any global debt security will be shown on, and transfers of the debt securities will be effected only through, records maintained by the depositary and its participants. The specific terms of the depositary arrangement will be described in the applicable prospectus supplement.

Subordination

Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Indebtedness (as defined below).

“Senior Indebtedness” is defined to include principal of (and premium, if any) and interest, if any, on, and any other payment due pursuant to, any of the following:

•	our obligations for money borrowed;

•	indebtedness evidenced by bonds, debentures, notes or similar instruments;

•	similar obligations arising from off-balance sheet guarantees and direct credit substitutes;

•	reimbursement obligations with respect to letters of credit, bankers’ acceptances or similar facilities;

•	obligations issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

•	capital lease obligations;

•	obligations associated with derivative products, including but not limited to securities contracts, foreign currency exchange contracts, swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts, commodity option contracts and similar financial instruments;

•	debt of others described in the preceding clauses that we have guaranteed or for which we are otherwise liable;

•	any deferrals, renewals or extensions of debt, guarantees or other liabilities described in the preceding clauses; and

•	General Obligations (as defined below);

unless, in any case, in the instrument creating or evidencing any such indebtedness or obligation, or pursuant to which the same is outstanding, it is expressly provided that such indebtedness or obligation is not superior in right of payment to any subordinated debt securities or to other debt that is pari passu with or subordinate to the subordinated debt securities.

Senior Indebtedness does not include:

•	indebtedness owed by us to Customers Bank or any other subsidiaries of ours; or

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•	any indebtedness the terms of which expressly provide that such indebtedness ranks equally with, or junior to, the subordinated debt securities or to other debt that is equal with or junior to the subordinated debt securities, including guarantees of such indebtedness.

“General Obligations” are defined as all of our obligations to pay claims of general creditors, other than obligations on subordinated debt securities and our indebtedness for money borrowed ranking equally or subordinate to the subordinated debt securities. Notwithstanding the foregoing, if the Federal Reserve (or other competent regulatory agency or authority) promulgates any rule or issues any interpretation that defines general creditor(s), the main purpose of which is to establish a criteria for determining whether the subordinated debt of a bank holding company is to be included in its capital, then the term “General Obligations” will mean obligations to general creditors as described in that rule or interpretation.

If certain events in bankruptcy, insolvency or reorganization occur, we will first pay all Senior Indebtedness, including any interest accrued after the events occur, in full before we make any payment or distribution, whether in cash, securities or other property, on account of the principal of or interest on any subordinated debt securities. In such an event, we will pay or deliver directly to the holders of Senior Indebtedness any payment or distribution otherwise payable or deliverable to holders of any subordinated debt securities. We will make the payments to the holders of Senior Indebtedness according to priorities existing among those holders until we have paid all Senior Indebtedness, including accrued interest, in full. If, notwithstanding the preceding sentence, the subordinated trustee or the holder of any subordinated debt securities receives any payment or distribution before all Senior Indebtedness is paid in full, and if such fact shall, at or prior to the time of such payment or distribution, have been made known to the subordinated trustee or such holder, then such payment or distribution shall be paid over or delivered for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all Senior Indebtedness in full, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

If such events of bankruptcy, insolvency or reorganization occur, after we have paid in full all amounts owed on Senior Indebtedness, the holders of subordinated debt securities together with the holders of any of our other obligations that rank equally with the subordinated debt securities will be entitled to receive from our remaining assets any principal, premium or interest due at that time on the subordinated debt securities and such other obligations before we make any payment or other distribution on account of any of our capital stock or obligations ranking junior to the subordinated debt securities.

In addition, if any principal, premium or interest in respect of Senior Indebtedness is not paid within any applicable grace period (including at maturity) or any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms, we may not pay the principal of, or interest on, the subordinated debt securities or repurchase, redeem or otherwise retire any subordinated debt securities, unless, in each case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full in cash, subject to certain exceptions as provided in the Indenture. If the subordinated debt securities are accelerated before their stated maturity, the holders of Senior Indebtedness outstanding at the time the subordinated debt securities so become due and payable shall be entitled to receive payment in full of all amounts due or to become due on or in respect of such Senior Indebtedness before the holders of the subordinated debt securities are entitled to receive any payment on the subordinated debt securities. If, notwithstanding the foregoing, we make any payment to the subordinated trustee or the holder of any subordinated debt securities prohibited by the preceding sentences, and if such fact shall, at or prior to the time of such payment, have been made known to the subordinated trustee or such holder, such payment must be paid over and delivered to us.

The indentures do not limit the amount of Senior Indebtedness that we may incur.

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Events of Default, Waiver

Under the indentures, unless and to the extent modified by a supplemental indenture, an event of default will occur with respect to the debt securities upon the occurrence of any one of the following events:

•	our default in the payment of any interest on the debt securities when due, and continuance of such default for a period of 30 days;

•	our default in the payment of any principal on the debt securities when due and payable either at maturity, upon any redemption, upon acceleration of maturity or otherwise;

•	our failure to perform any other covenant or agreement contained in the debt securities or in the indenture and the continuance of such failure for a period of 90 days after notice specifying such failure and demanding that we remedy the same is given to us by the applicable trustee, or to us and the applicable trustee by the holders of at least 25% in aggregate principal amount of the then outstanding applicable debt securities;

•	a court having jurisdiction enters a decree or order for relief in respect of us or a material subsidiary in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law, or a decree or order adjudging us or a material subsidiary bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of us or a material subsidiary under any applicable federal or state law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of us or a material subsidiary or for any substantial part of our or such material subsidiary’s property, or ordering the winding-up or liquidation of our or such material subsidiary’s affairs, shall have been entered, and such decree or order remains unstayed and in effect for a period of 60 consecutive days;

•	we or a material subsidiary commences a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law now or hereinafter in effect or any other case or proceeding to be adjudicated bankrupt or insolvent, or consent to the entry of a decree or order for relief in respect of us or a material subsidiary in an involuntary case or proceeding under any such law, or to the commencement of any bankruptcy or insolvency case or proceeding against us or a material subsidiary, or the filing by us or a material subsidiary of a petition or answer to consent seeking reorganization or relief under any such applicable federal or state law, or the consent by us or a material subsidiary to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of us or a material subsidiary or of any substantial part of our or its property, or the making by us or a material subsidiary of an assignment for the benefit of creditors, or the taking of action by us or a material subsidiary in furtherance of any such action; or

•	we or a material subsidiary defaults under any bond, debenture, note or other evidence of indebtedness for money borrowed by us or a material subsidiary having an aggregate principal amount outstanding of at least $25,000,000, or under any mortgage, indenture or instrument (including the Indenture) under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or a material subsidiary having an aggregate principal amount outstanding of at least $25,000,000, whether such indebtedness now exists or is created in the future, which default (i) constitutes a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period or (ii) results in such indebtedness becoming due or being declared due and payable prior to the date on which it otherwise would have become due and payable without, in the case of clause (i), such indebtedness having been discharged or, in the case of clause (ii), without such indebtedness having been discharged or such acceleration having been rescinded or annulled.

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A “material subsidiary” means Customers Bank or any successor thereof, or any of our subsidiaries that is a depository institution and that has consolidated assets equal to 30% or more of our consolidated assets. As of the date of this prospectus, our only material subsidiary is Customers Bank.

If an event of default, other than an event of default relating to bankruptcy, insolvency, reorganization or similar events of the Company with respect to the applicable debt securities occurs and is continuing, the applicable trustee or the holders of at least 25% in aggregate principal amount of the then outstanding applicable applicable debt securities, by notice to us (with a copy to the applicable trustee if such notice is given by the holders), may declare the entire principal amount of and all accrued but unpaid interest on all the applicable debt securities to be due and payable immediately. Subject to certain conditions, the holders of a majority in aggregate principal amount of the outstanding applicable debt securities may on behalf of the holders of all of the applicable debt securities rescind such acceleration and its consequences if such rescission would not conflict with any judgment or decree of a court of competent jurisdiction. If an event of default relating to bankruptcy, insolvency, reorganization or similar events of the Company occurs, the entire principal amount of and all accrued but unpaid interest on all the applicable debt securities will automatically become immediately due and payable without any declaration or other action on the part of the applicable trustee or any holder.

The indentures also provide that the holders of a majority in aggregate principal amount of the applicable debt securities may on behalf of the holders of all of such debt securities waive any existing default or event of default with respect to such debt securities and its consequences, except a continuing default or event of default in the payment of the principal of or interest on the debt securities or in respect of a covenant or provision of the applicable indenture which cannot be amended or modified without the consent of all holders of the applicable debt securities.

The holders of not less than a majority in aggregate principal amount of the applicable debt securities may direct the time, method and place of conducting any proceeding for exercising any remedy available to the applicable trustee or exercising any trust or power conferred on such trustee with respect to such debt securities, subject to the trustee's right to receive indemnity satisfactory to it.

Except to enforce the right to receive payment of principal or interest, when due, no holder of debt securities may pursue any remedy with respect to the indenture applicable to such holder's debt securities unless:

•	such holder has previously given the applicable trustee written notice of a continuing event of default with respect to such debt securities;

•	the holders of at least 25% in aggregate principal amount of the then outstanding applicable debt securities have made a written request to the applicable trustee to pursue the remedy with respect to such default in its own name as such trustee under such indenture;

•	such holders offer and provide to the applicable trustee security or indemnity acceptable to such trustee against any costs, expenses and liabilities to be incurred in compliance with such request;

•	the applicable trustee has not complied with such request within 60 days after receipt of the request and the offer and the provision of security or indemnity acceptable to such trustee; and

•	the holders of a majority in aggregate principal amount of the then outstanding applicable debt securities do not give the trustee a direction inconsistent with the request within such 60-day period.

Satisfaction and Discharge

The applicable indenture will be discharged and will cease to be of further effect as to all debt securities issued pursuant to such indenture, when:

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(1)          either:

(i)          all such debt securities that have been authenticated, except lost, stolen or destroyed debt securities that have been replaced or paid and such debt securities for whose payment money has been deposited in trust and thereafter repaid to us or discharged from such trust, have been delivered to the applicable trustee for cancellation; or

(ii)          all such debt securities not previously delivered to the applicable trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise, or will become due and payable within one year and we have irrevocably deposited with the applicable trustee (or the paying agent if other than the trustee), in trust, for the benefit of the holders of the debt securities, cash in United States dollars, non-callable government securities or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the entire indebtedness on the applicable debt securities not delivered to the trustee for cancellation for principal and accrued interest, to the date of maturity or redemption;

(2)          we have paid or caused to be paid all sums payable by us under the applicable indenture with respect to the debt securities;

(3)          we have delivered irrevocable instructions to the applicable trustee to apply the deposited money toward the payment of the debt securities at maturity or on the redemption date, as the case may be; and

(4)          we have delivered to the applicable trustee an officers’ certificate and an opinion of counsel stating that the conditions precedent to the satisfaction and discharge of the debt securities have been satisfied.

Legal Defeasance and Covenant Defeasance

Legal Defeasance.  We will be deemed to have paid and will be discharged from any and all obligations in respect of a series of debt securities and the related indenture on the 91st day after we have made the deposit referred to below, and the provisions of such indenture will cease to be applicable with respect to such debt securities (except for, among other matters, certain obligations to register the transfer of or exchange of such debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold funds for payment in trust) if:

(1)          we have irrevocably deposited with the applicable trustee, in trust, for the benefit of the holders of such debt securities, cash in United States dollars, non-callable government securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and accrued interest on such debt securities at the time such payments are due in accordance with the terms of the applicable indenture;

(2)          we have delivered to the applicable trustee:

(i)          an opinion of counsel to the effect that holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance had not occurred, which opinion of counsel must be based upon a ruling of the U.S. Internal Revenue Service, referred to as the IRS, to the same effect or a change in applicable U.S. federal income tax law or related treasury regulations after the date of the applicable indenture;

(ii)          an opinion of counsel confirming that, among other things, the defeasance trust does not constitute an “investment company” within the meaning of the Investment Company Act of 1940, as amended; and

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(iii)          an opinion of counsel to the effect that (subject to customary qualifications and assumptions) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(3)          no default (as defined above) or event of default with respect to such debt securities will have occurred and be continuing on the date of such deposit, or insofar as events of default due to certain events of bankruptcy, insolvency or reorganization in respect of us are concerned, during the period ending on the 91st day after the date of such deposit, and such deposit shall not (i) cause the applicable trustee to have a conflicting interest within the meaning of the Trust Indenture Act in respect of such debt securities or (ii) result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the applicable indenture) to which we are a party or by which we are bound;

(4)          we have delivered to the applicable trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of such debt securities over any other creditors of ours or with the intent of defeating, hindering, delaying or defrauding any other creditors of ours;

(5)          we have delivered to the applicable trustee an officers’ certificate and an opinion of counsel, each stating that, subject to customary assumptions and exclusions, all conditions precedent provided for or relating to the defeasance have been complied with; and

(6)          the applicable trustee shall have received such other documents, assurances and opinions of counsel as such trustee shall have reasonably required.

Covenant Defeasance.  We will not need to comply with the restrictive covenants described in any prospectus supplement with respect to a series of debt securities and other covenants relating to, among other matters, our furnishing of periodic reports under the Exchange Act, to the trustee, our maintenance of our corporate existence and the maintenance of our properties, and the applicable provisions of an indenture, if any, will cease to be applicable with respect to an event of default under the debt securities other than an event of default due to our failure to pay the principal of or interest on the notes when due, upon:

(1)          the satisfaction of the conditions described in clauses 1, 2(ii), 2(iii), 3, 4 and 5 under "—Legal Defeasance;" and

(2)          our delivery to the applicable trustee of an opinion of counsel confirming that, subject to customary assumptions and exclusions, the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.

If we exercise our option to omit compliance with certain provisions of an applicable indenture as described in the immediately preceding paragraph and such debt securities are declared due and payable because of the occurrence of an event of default that remains applicable, the amount of money and/or non-callable government securities on deposit with the applicable trustee may not be sufficient to pay amounts due on such debt securities at the time of acceleration resulting from such event of default. In such event, we will remain liable for such payments.

Supplemental Indentures/Amendments

Except as set forth below, we and the trustee under the applicable indenture may enter into an indenture supplemental to such indenture, with the consent of the holders of not less than a majority in principal amount of the debt securities then outstanding and affected by such amendment, voting as a single class. However, without the consent of each affected holder of such debt securities, an amendment may not:

•	reduce the principal amount of such debt securities;

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•	reduce the rate of or extend the time for payment of interest on such debt securities;

•	reduce the principal of or change the maturity date of such debt securities;

•	reduce the amount of the principal which would be due and payable upon an acceleration of the stated maturity thereof;

•	waive a default or event of default in the payment of the principal or interest on any such debt securities (except a rescission of acceleration of such debt securities, where permitted, by the holders of at least a majority in principal amount of such debt securities outstanding and a waiver of the payment default that resulted from such acceleration);

•	make any such debt securities payable in money other than those stated in such debt securities;

•	waive a redemption payment with respect to such debt securities;

•	impair the right of any holder to institute suit for the enforcement of any payment with respect to such debt securities; or

•	make any changes to the sections of the applicable indenture regarding waiver of past defaults, the unconditional rights of holders to receive payment or the prohibition on amendments reducing the principal amount of or interest on, or extending the time for payment on, any such debt securities without the consent of each affected holder.

We and the trustee under the applicable indenture may enter into one or more indentures supplemental to the applicable indenture, without the consent of any holder of debt securities covered by such indenture, for any of the following purposes:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for the assumption of the Company’s obligations to holders of such debt securities by a successor to the Company pursuant to the applicable indenture;

•	to make any change that would provide any additional rights or benefits to the holders of such debt securities or that does not adversely affect the legal rights under the applicable indenture of any such holder;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the applicable indenture;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of an indenture under the TIA;

•	to conform the text of the applicable indenture or such debt securities to any provision of the description thereof set forth in this prospectus or any related prospectus supplement or term sheet;

•	to add any guarantor or to provide any collateral to secure any such debt securities;

•	to add additional obligors under the applicable indenture and such debt securities; or

•	to evidence and provide for the acceptance of appointment hereunder by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the applicable indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one trustee.

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Subject to the requirements for the holders to waive a default and to pursue a remedy with respect to an indenture or the debt securities covered thereby and the rights of any holder of such debt securities to receive payment of principal of and interest on such debt securities, holders of a majority in aggregate principal amount of the applicable debt securities voting as a single class may waive compliance in a particular instance by us with any provision of the applicable indenture or the debt securities covered thereby, except as otherwise stated above.

Consolidations, Mergers and Sales of Assets

We may not merge or consolidate with any other corporation or sell or convey all or substantially all of our assets to any other corporation, unless either:

•

we are the continuing corporation, or the successor corporation or the person that acquires all or substantially all of our assets is a corporation organized and existing under the laws of the United States or a state thereof or the District of Columbia and expressly assumes all our obligations under the outstanding debt securities and the indentures;

•	immediately after giving effect to such merger, consolidation, sale, lease or conveyance there is no default (as defined above) or event of default under the indentures; and
•	we shall have delivered to the trustees an officers’ certificate and an opinion of counsel, each stating, among other things, that such transaction complies with the terms of the indentures and that all conditions precedent provided for in the indentures relating to such transaction have been complied with.

Upon any such consolidation or merger, sale, lease or conveyance, the successor corporation formed, or into which we are merged or to which such sale, conveyance or transfer is made, shall succeed to, and be substituted for, us under the indentures with the same effect as if it had been an original party to the indentures. As a result, we will be released from all our liabilities and obligations under the indentures and under the debt securities.

There are no covenants or other provisions in the indenture that would afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of us or a highly leveraged transaction. The merger covenant described above would only apply if the recapitalization transaction, change of control or highly leveraged transaction were structured to include a merger or consolidation of us, or a sale or conveyance or lease of all or substantially all of our assets. However, we may provide specific protections, such as a put right or increased interest, for particular debt securities, that we would describe in the applicable prospectus supplement.

Although there is a limited body of case law interpreting the phrase “substantially all” and similar phrases, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “substantially all” of the property or assets of a person.

Governing Law

The indentures and debt securities will be governed by and construed in accordance with the laws of the State of New York.

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DESCRIPTION OF DEPOSITARY SHARES

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the depositary shares that we may offer under this prospectus and the related depository agreements and depository receipts. While the terms summarized below will apply generally to any depositary shares that we may offer, we will describe the particular terms of any series of depositary shares in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any depositary shares offered under that prospectus supplement may differ from the terms described below. Specific depositary agreements and depositary receipts relating thereto will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement, which includes this prospectus. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete depositary agreements and depositary receipts certificates that contain the terms of the depositary shares.

General

We may, at our option, elect to offer and issue fractional shares of preferred stock rather than full shares of preferred stock. In such event, we will issue receipts for depositary shares, called depositary receipts, each of which will represent a fraction of a share of a particular series of preferred stock.

We will deposit the shares of any series of the preferred stock underlying the depositary shares under a separate deposit agreement between us and a bank or trust company selected by us, known as a depositary, having its principal office in the United States, and having a combined capital and surplus of at least $50 million. The applicable prospectus supplement will provide the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying the depositary share. These rights include any dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement and deposit agreement.

While the final depositary receipts are being prepared, we may order the depositary, in writing, to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. This will entitle the holders to all the rights relating to the final depositary receipts. Final depositary receipts will be prepared without unreasonable delay, and the holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received for the preferred stock (less any taxes required to be withheld) to the record holders of depositary shares representing the preferred stock in proportion to the number of depositary shares that the holders own on the relevant record date. The depositary will distribute only the amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The balance not distributed will be added to and treated as part of the next sum that the depositary receives for distribution to record holders of depositary shares.

If there is a distribution other than in cash, the depositary will distribute property to the record holders of depositary shares that are entitled to it, unless the depositary determines that it is not feasible to make this distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary shares.

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Redemption of Preferred Stock

If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

From and after the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders of depositary shares will cease, except the right to receive money or property that the holders of the depositary shares were entitled to receive on redemption. The payments will be made when holders surrender their depositary receipts to the depositary.

Conversion and Exchange

Unless the applicable prospectus supplement indicates otherwise, the series of preferred stock underlying the depositary shares will not be convertible or exchangeable into any other class or series of our capital stock.

Withdrawal of Preferred Stock

If you surrender depositary receipts at the principal corporate trust office of the depositary (unless the related depositary shares have previously been called for redemption), you are entitled to receive at that office, should you so request, the number of shares of preferred stock and any money or other property represented by the depositary shares. We will not issue partial shares of preferred stock. If you deliver a number of depositary receipts evidencing a number of depositary shares that represent more than a whole number of depositary shares of preferred stock to be withdrawn, the depositary will issue you a new depositary receipt evidencing the excess number of depositary shares at the same time that the preferred stock is withdrawn. Holders of preferred stock will no longer be entitled to deposit these shares under the deposit agreement or to receive depositary shares in exchange for those withdrawn shares of preferred stock. We cannot assure you that a market will exist for the withdrawn preferred stock.

Voting Deposited Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of such depositary shares on the record date will be entitled to instruct the depositary to vote the amount of the preferred stock represented by such holder’s depositary shares. The depositary will try to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.

We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. The depositary will not vote any preferred stock if it does not receive specific instructions from the holders of depositary shares relating to the preferred stock.

Amendment and Termination of the Deposit Agreement

Unless otherwise provided in the applicable prospectus supplement or required by law, the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time by an agreement between us and the depositary. A deposit agreement may be terminated by either the depositary or us only if:

•	all outstanding depositary shares have been redeemed;

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•	each share of preferred stock has been converted into or exchanged for common stock; or
•	there has been a final distribution on the preferred stock of the relevant series in connection with our liquidation, dissolution or winding up and the distribution has been distributed to the holders of the related depositary receipts evidencing the depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary associated with the initial deposit and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges, and any other charges that are stated to be their responsibility in the deposit agreement.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us. We also may remove the depositary at any time. Resignations or removals will be effective when a successor depositary is appointed, and when the successor accepts the appointment. A successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal. A successor depositary must be a bank or trust company having its principal office in the United States, and having a combined capital and surplus of at least $50 million.

Miscellaneous

The depositary will forward all reports and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the deposited preferred stock.

Neither the depositary nor we will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. Our obligations and the obligations of the depositary under the deposit agreement will be limited to good faith performance of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

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DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants.

General

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities. Warrants may be issued separately or together with common stock, preferred stock or debt securities offered and issued by any prospectus supplement and may be attached to or separate from such common stock, preferred stock or debt securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust corporation, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of warrants.

We will describe in the applicable prospectus supplement the terms of the particular warrants being offered and issued and the applicable warrant agreement, including, where applicable:

•	the title of the warrants;
•	the offering price for the warrants;
•	the aggregate number of warrants offered;
•	the designation and terms of the common stock, preferred stock or debt securities, if any, purchasable upon exercise of the warrants;
•	the designation and terms of the common stock, preferred stock or debt securities, if any, with which the warrants are issued and the number of warrants issued with each of these securities;
•	the date after which the warrants and any common stock, preferred stock or debt securities, if any, issued with the warrants will be separately transferable;
•

in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•

in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, the principal amount of debt securities may be purchased upon such exercise;

•	the dates on which the right to exercise the warrants begins and expires;
•	the minimum or maximum amount of the warrants that may be exercised at any one time;

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•	the periods during which, and places at which, the warrants are exercisable;
•	the manner of exercise;
•	the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;
•	a discussion of certain United States federal income tax considerations;
•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;
•	any redemption or call provisions applicable to the warrants;
•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants; and
•	any other terms, preferences, rights or limitations of or restrictions on the warrants.

        Warrant certificates may be exchanged for new warrant certificates of different denominations, may be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of any warrants to purchase common stock or preferred stock, holders of such warrants will not have any rights of holders of the common stock or preferred stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the common stock or preferred stock purchasable upon such exercise or to exercise any applicable right to vote. Prior to the exercise of any warrant to purchase debt securities, holders of such warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture.

Exercise of Warrants

Each warrant will entitle the holder to purchase such shares of common stock or preferred stock or principal amount of debt securities, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the warrants we propose to offer and issue. After the close of business on the expiration date of the warrants (or such later date to which such expiration date may be extended by us), unexercised warrants will become void.

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DESCRIPTION OF UNITS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the units that we may offer under this prospectus and any related unit agreements that we may enter into. While the terms summarized below will apply generally to any units that we may offer, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any units offered under that prospectus supplement may differ from the terms described below. Specific unit agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement, which includes this prospectus. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete unit agreements that contain the terms of the units.

We may issue units comprised of two or more of the other securities described in this prospectus in any combination and in one or more series.  We may evidence each series of units by unit certificates that we will issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. We will indicate the name and address of the unit agent in the applicable prospectus supplement relating to a particular series of units.

We will describe in the applicable prospectus supplement the terms of the particular warrants being offered and issued and the applicable warrant agreement, including, where applicable:

•	the title of the series of units;
•	the price or prices at which such units will be issued;
•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;
•	the terms of the unit agreement governing the units;
•	a discussion of certain United States federal income tax considerations; and
•	any other terms of the units and of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Common Stock,” “Description of Preferred Stock,” “Description of Debt Securities,” “Description of Depositary Shares” and “Description of Warrants” will apply to the securities included in each unit, to the extent relevant and as may be updated in any prospectus supplements.

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PLAN OF DISTRIBUTION

We may sell the securities:

•	through underwriters;

•	through dealers;
•	through agents;
•	directly to purchasers; or
•	through a combination of any of these methods or any other method permitted by law.

We also may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders.

We may directly solicit offers to purchase securities, or agents may be designated to solicit such offers. In the prospectus supplement relating to such offering, we will name any agent that could be viewed as an underwriter under the Securities Act and describe any commissions that we are obligated to pay to any such agent. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

Each time that we use this prospectus to sell our securities, we will provide a prospectus supplement that describes the method of distribution of the securities and will set forth the specific terms of the offering of securities, including, as applicable:

•	the name or the underwriter, dealer or agent;
•	the public offering or purchase price of the securities;
•	any discounts and commissions to be allowed or paid to the underwriter or agent;

•	all other items constituting underwriting compensation;

•	any discounts and commissions to be allowed or paid to dealers;

•	any over-allotment option we grant to the underwriter under which the underwriter may purchase additional securities from us; and

•	any securities exchanges on which the securities will be listed.

If an underwriter is utilized in the sale of the securities being offered by this prospectus or any prospectus supplement, an underwriting agreement will be executed under which the underwriter will make resales of the securities to the public. In connection with the sale of the securities, we or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis. If a dealer is utilized in the sale of the securities being offered by this prospectus or any prospectus supplement, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

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Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

We may enter into agreements to indemnify underwriters, agents and dealers against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

Certain underwriters, agents and dealers, and their associates and affiliates, may be customers of, have borrowing relationships with, engage in other transactions with, or perform services, including investment banking services, for us or one or more of our respective affiliates in the ordinary course of business.

The sale and distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to such prevailing market prices; or
•	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable conditions or restrictions.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may over allot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. In any offering of the securities through a syndicate of underwriters, the underwriting syndicate also may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

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We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement or a post-effective amendment. In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for your securities may be more than two scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the second business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than two scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

The securities may be new issues of securities and may have no established trading market. We may elect to list other securities we offer pursuant to this prospectus and an applicable prospectus supplement on a national securities exchange, but we are not obligated to do so.  Any underwriters who purchase securities from us for public offering and sale may make a market in those securities, but these underwriters will not be obligated to do so and may discontinue any market making at any time without notice.  We cannot assure you that there will be a trading market for any securities, and, if a trading market for any securities does develop, we cannot assure you that such market will be liquid.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

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LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by us pursuant to this prospectus will be passed upon for us by Stradley Ronon Stevens & Young, LLP, Philadelphia, Pennsylvania.

EXPERTS

The consolidated financial statements incorporated herein by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements as of December 31, 2018 and for each of the years ended December 31, 2018 and 2017 incorporated in this prospectus have been so incorporated in reliance upon the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any prospectus supplement. These documents may include periodic reports, such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Definitive Proxy Statements. Any documents that we subsequently file with the SEC will automatically update and replace the information we previously filed with the SEC. Therefore, in the case of a conflict or inconsistency between information set forth in this prospectus or any prospectus supplement and information incorporated by reference into this prospectus or any prospectus supplement, you should rely on the information contained in the document that was filed later.

This prospectus incorporates by reference the documents listed below that we previously have filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 2, 2020 (including the information specifically incorporated by reference therein from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 13, 2020);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 11, 2020;

•	Our Current Reports on Form 8-K filed with the SEC on March 5, 2020, April 20, 2020 and May 28, 2020; and

•	The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on May 15, 2013, including any amendment or report filed for the purpose of updating such description.

We are also incorporating by reference all other documents that we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) on or after the date of filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement and (ii) on or after the date of this prospectus until the earlier of the date on which all of the securities registered hereunder have been sold or this registration statement has been withdrawn.

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Any statement contained in this prospectus, any prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein or therein shall be deemed to be modified or superseded for purposes of this prospectus and any prospectus supplement to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

You may obtain a copy of any or all of the documents incorporated by reference in this prospectus and any prospectus supplement from the SEC on its web site at www.sec.gov. You also may obtain these documents from us without charge (other than an exhibit to a document unless that exhibit is specifically incorporated by reference into that document) by requesting them from Michael De Tommaso, Corporate Secretary, Customers Bancorp, Inc., 1015 Penn Avenue, Suite 103, Wyomissing, PA 19610; telephone (610) 933-2000.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is www.sec.gov. In addition, we maintain a website that contains information about us, including documents we have filed with the SEC, at www.customersbank.com. Except for our SEC filings incorporated by reference into this prospectus and any prospectus supplement that are available through our website, or as otherwise expressly stated herein, the information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any prospectus supplement or any other report or document we file with or furnish to the SEC.

We have filed with the SEC a registration statement that registers the offer and sale of the securities offered by this prospectus. This prospectus is part of the registration statement, but the registration statement, including the accompanying exhibits included or incorporated by reference therein, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus. The registration statement may contain additional information that may be important to you. You can obtain a copy of the registration statement and the exhibits and schedules from the SEC at our address listed above or from the SEC’s website. Forms of indentures and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters.

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$100,000,000

2.875% Fixed-to-Floating Rate Senior Notes due 2031

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PROSPECTUS SUPPLEMENT

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Sole Book-Running Manager
Keefe, Bruyette & Woods A Stifel Company

Co-Managers
Hovde Group, LLC	Wedbush Securities

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These securities are not savings accounts or deposits and are not federally insured or guaranteed.

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August 3, 2021